Exhibit 10.4

MASTER LEASE

Between

FNLR Fortuna Major LLC, a Delaware limited liability company as Landlord,

and

Scholastic Inc., a New York corporation

as Tenant

Date of Lease: As of December ___, 2025

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LIST OF SCHEDULES AND EXHIBITS:

Schedule 1	Aggregate Fixed Rent Amount and Fixed Rent Allocations

Exhibit A-1	Property Addresses

Exhibit A-2	Legal Description of Premises

Exhibit B	Depiction of Retained Parcels

Exhibit C	[Reserved]

Exhibit D	Notice of Transfer

Exhibit E	[Reserved]

Exhibit F	Form of Subtenant SNDA

Exhibit G	Determination of Fair Market Rental Value

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MASTER LEASE

This Master Lease (this “Lease”) is made on the Date of Lease specified below, between the Landlord and the Tenant specified below.

PART I

FUNDAMENTAL LEASE PROVISIONS; DEFINITIONS

The following list sets out certain fundamental provisions and definitions pertaining to this Lease:

1.	Date of Lease/Lease Commencement Date:	As of December ___, 2025

2.	Landlord name, and state of and type of entity (“Landlord”)	FNLR Fortuna Major LLC, a Delaware limited liability company

3.	Landlord business address:	c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attention: Constantine Dakolias

4.	Landlord notice address:	c/o Fortress Investment Group LLC 11611 San Vicente Blvd., 10th Floor Los Angeles, California 90049 Attn.: William Turner and Chase Romney Email: wturner@fortress.com and cromney@fortress.com

	with copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 2029 Century Park East, Suite 3100 Los Angeles, CA 90067 Attention: Erin F. Natter, Esq (052740-073) Email: EFNatter@mintz.com

5.	Tenant name, and state of and type of entity:	Scholastic Inc., a New York corporation

6.	Tenant business address:	557 Broadway New York, New York, 10012

7.	Tenant notice address:	Scholastic Inc. 557 Broadway New York, New York, 10012 Attention: Jonathan Feldberg, Director, Corporate Real Estate and Building Management

with copy to:

Scholastic Inc.

557 Broadway

New York, New York, 10012

Attention: Christopher Lick, EVP and General

Counsel

Hogan Lovells US LLP

390 Madison Avenue

New York, New York 10017

Attention: Trevor T. Adler, Esq

8.	Guarantor:	None.

9.	Premises: The three (3) parcels of real estate which are identified on Exhibit A-1 hereto and more particularly described on Exhibit A-2 hereto (collectively, the “Land;” and each parcel a “Parcel”), all of the Buildings (as hereinafter defined), together with all right, title and interest of Landlord in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with the Land and/or the Buildings, and all other carpeting, draperies, appliances and other fixtures and equipment attached or appurtenant to the Land and/or the Buildings, and all rights, easements, rights of way, and other appurtenances thereto. For ease of reference and clarity, the Premises as defined hereinabove with respect to the parcels of real estate listed on Exhibit A-1 is sometimes referred to herein as the “Property”.

10.	Buildings: All of the buildings (each, a “Building”, and collectively, the “Buildings”) and other improvements located on the Land at any time during the Term.

11.	Initial Term: Shall commence on the Lease Commencement Date, and shall expire on the day immediately preceding the twentieth (20th) anniversary of the Lease Commencement Date, or such sooner date upon which this Lease may be terminated in accordance with the terms hereof; all subject to all terms and conditions of this Lease.

As used in this Lease, “Term” shall include the Initial Term and any Extension Period thereof which becomes effective pursuant to Section 3 of Part II.

12.	Lease Year: The first “Lease Year” of this Lease shall commence on the Lease Commencement Date and shall continue for twelve (12) complete calendar months thereafter (unless the Lease Commencement Date is a day other than the first (1st) day of a calendar month, in which event the initial fractional month, together with the next succeeding twelve (12) months, shall constitute the first Lease Year) and each succeeding Lease Year shall commence on the first day of the calendar month after the expiration of the immediately preceding Lease Year and shall continue for twelve (12) calendar months thereafter.

13.	Renewal Options: The Tenant shall have Renewal Options (herein so called) to extend the Initial Term of this Lease (only with respect to the entire Premises) for up to a total of Two (2) extension periods (herein so called) of ten (10) years each (each, an “Extension Period”) on and subject to the terms and conditions of Section 3 of Part II of this Lease. For clarity, Tenant shall not be permitted to, and shall not have the right to, extend the Term of this Lease for less than all of the Premises.

14.	Required Advance Notice of Exercise of Renewal Options: Twelve (12) months prior to the expiration of the then-current Term. (See Section 3 of Part II)

15.	Date of Rent Commencement: The Lease Commencement Date.

16.	Fixed Rent (See Sections 3 and 6 of Part II): Shall mean the amounts and calculations set forth on Schedule 1 hereto with respect to the Initial Term, and the amounts as determined pursuant to the provisions of Section 3 of Part II of this Lease with respect to any Extension Period.

17.	Lender: Any person that makes a loan or loans (such loan or loans collectively referred to herein as the “Loan”) to Landlord which is secured by a mortgage, deed of trust or similar instrument with respect to the Premises and of which Tenant is advised in writing by Landlord.

18.	[Reserved]

19.	[Reserved]

20.	Lease Default Rate: The lower of (a) five percent (5%) per annum above the Prime Rate as in effect from time to time or (b) the highest rate permitted to be contracted for under applicable Law. “Prime Rate” means the current rate of interest per annum announced from time to time by Citibank N.A. (or its successor) as its prime rate in New York, New York, or, if Citibank N.A. shall cease to announce such rate, then the current rate published as the prime rate in The Wall Street Journal. It is the intention of the parties hereto to conform strictly to the applicable usury Laws, and whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the highest legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such highest legal rate.

21.	Permitted Encumbrances: Shall mean taxes (as defined in Section 32 of Part II), Legal Requirements (as defined in Section 11 of Part II), any matters consented to by Landlord and Tenant and Lender in writing, those covenants, restrictions, reservations, liens, conditions, encroachments, easements, encumbrances and other matters of title that affect the Premises as of the Lease Commencement Date or which arise due to the acts or omissions of Landlord with Tenant’s consent, after the Lease Commencement Date. Following the Lease Commencement Date, Landlord shall not enter into or consent to the placing of any easements, rights-of-way, covenants, conditions, restrictions or other encumbrances (collectively, “Encumbrances”) with respect to the Premises (including Tenant’s access thereto by means of the Tunnel (as defined below)) without Tenant’s prior written consent (in Tenant’s sole discretion). Tenant shall be permitted, without the consent of Landlord, to enter into any Encumbrances of the type normally entered into in the normal course of business, such as utility easements or temporary construction easements, to the extent such easements are determined by Tenant to be necessary for

Tenant’s operation of the Property and its business thereat. Landlord shall reasonably cooperate with Tenant, at Tenant’s request (and at no cost or expense to Landlord) in connection with Tenant’s entering into any such Encumbrances or in connection with any licenses, access agreements or other agreements Tenant requires in connection with its use of the Tunnel. For so long as the Premises consist of at least the Robinson Road Parcel and the McCarty Parcel (or portions of both of such Parcels), Landlord shall not take any action that would adversely affect Tenant’s right to use that certain tunnel structure under City View Drive approximately 320 feet south of the intersection of E. McCarty Street and City View Drive in the City of Jefferson, Missouri (the “Tunnel”).

22.	Exhibits: All Exhibits and Schedules to this Lease are incorporated herein by this reference.

23.	Payment of Fixed Rent: As set forth in Section 6(a) of Part II, Fixed Rent shall be initially paid by wire transfer to the account set forth in the rent direction letter from Landlord to Tenant delivered concurrently with the execution and delivery of this Lease.

24.	Threshold Repair Amount: Shall initially mean $950,000.00 (the “Initial Threshold Repair Amount”), which amount shall increase during the Term as follows. From and after the first (1st) anniversary of the Commencement Date, on any Threshold Repair Amount Determination Date, the Threshold Repair Amount shall be, an amount equal to the product of (i) the Initial Threshold Repair Amount times (ii) the CPI Factor for the then-current period. As used herein the “CPI Factor” shall mean for any applicable period during the Term, a fraction, the numerator of which is the CPI as of the Threshold Repair Amount Determination Date and the denominator of which is the CPI as of the Commencement Date; provided, that in no event shall the CPI Factor be less than one (1). The term “CPI” means the Consumer Price Index-U.S. City Averages for all Urban Consumers—All Items (1982-84=100), of the United States Bureau of Labor Statistics. If the Bureau of Labor Statistics of the United States Department of Labor (the “BLS”) changes the publication frequency of the CPI so that a CPI is not available for the specific calendar month needed to make the calculation provided by the relevant provision of this Lease, then the calculation in question shall be based on the CPI for the closest preceding month for which a CPI is available. If the BLS changes the base reference period for the Index from 1982-84 = 100, the calculations required by the relevant provisions of this Lease shall be determined with the use of such conversion formula or table as may be published by the BLS. If the CPI shall become unavailable to the public because publication is discontinued, or otherwise, Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available then a comparable index published by a major bank or other financial institution, which substitute index shall be subject to Landlord’s and Tenant’s reasonable approval, with disputes being subject to Expedited Arbitration. For purposes hereof, “Threshold Repair Amount Determination Date” shall mean any date on which Landlord or Tenant shall desire to determine the then prevailing Threshold Repair Amount.

25.	Certain Definitions: The following terms shall have the definitions given to them in the following Sections of this Lease:

	Additional Rent	Section 6(d) of Part II
	alteration	Section 17(a) of Part II
	Appraiser	Section 14(d) of Part II
	business day	Section 45(l) of Part II
	Casualty Casualty Termination Date	Section 14(a) of Part II Section 14(f) of Part II
	Commercial Closure	Section 41(c) of Part II
	Condemnation	Section 15(a) of Part II
	CPI Factor	Section 24 of Part I
	CPI	Section 24 of Part I
	Date of Rent Commencement	Section 15 of Part I
	Designated Person	Section 45(n) of Part II
	Discount Rate	Section 24(g) of Part II
	Due Date	Section 6(a) of Part II
	Environmental Laws	Section 41(a) of Part II
	Environmental Claim	Section 41(d) of Part II
	Event of Default	Section 24 of Part II
	Extension Periods Fair Market Rental Value Fixed Rent Adjustment Date Fixed Rent Allocations	Section 13 of Part I Exhibit G Schedule 1 Section 14(g) of Part II
	guaranties	Section 25 of Part II
	Hazardous Materials	Section 41(a) of Part II
	Indemnified Parties	Section 29 of Part II
	Initial Term	Section 11 of Part I
	Interest Rate	Section 10 of Part II
	Condemnation Termination Date	Section 15(b) of Part II
	Laws	Section 11 of Part II
	Lease Commencement Date	Section 1 of Part I
	Legal Requirements	Section 11 of Part II
	Loan	Section 17 of Part I
	Major Condemnation	Section 15(b) of Part II
	Matters of Record	Section 30 of Part II
	Mortgage	Section 21(a) of Part II
	Net Proceeds New Lease	Section 14(c) of Part II Section 39(b) of Part II
	Notice of Breach	Section 24(h) of Part II
	person(s)	Section 45(k) of Part II
	Prime Rate	Section 20 of Part I
	Regulated Activity	Section 41(b) of Part II
	Remedial Work	Section 41(c) of Part II
	Renewal Options	Section 13 of Part I
	Required EBITDA	Section 14(e) of Part II
	Restoration	Section 14(c) of Part II

Restriction	Section 41(c) of Part II
Signs	Section 18 of Part II
SNDA Agreement	Section 21(a) of Part II
Taking	Section 15(a) of Part II
tax or taxes	Section 32 of Part II
Tenant’s Termination Notice	Section 15(b) of Part II
Test Period	Section 14(e) of Part II
Term	Section 11 of Part I
Third Parties	Section 41(b) of Part II
trade fixtures	Section 20 of Part II
Treasury Rate	Section 24(g) of Part II

PART II

PREMISES

1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term and on the conditions herein provided, the Premises described in Section 9 of Part I hereof, subject, however, to the Permitted Encumbrances.

NO MERGER OF TITLE

2. There shall be no merger of this Lease nor of the leasehold estate created hereby with the fee estate in or ownership of the Premises by reason of the fact that the same entity may acquire or hold or own (i) this Lease or the leasehold estate created hereby or any interest therein and (ii) the fee estate or ownership of any of the Premises or any interest therein. No such merger shall occur unless and until all persons having any interest in (x) this Lease and the leasehold estate created hereby, and (y) the fee estate in the Premises including, without limitation, Lender’s interest therein, shall join in a written, recorded instrument effecting such merger.

RENEWAL OPTIONS

3. Tenant has the Renewal Options, and may extend the Term of this Lease for each of the Extension Periods described in Section 13 of Part I hereof, upon all of the terms set forth in this Lease. The Fixed Rent for each Extension Period shall be as follows:

(a) If Tenant shall exercise the first Renewal Option, the Fixed Rent during the first Extension Period will be set at the “Fair Market Rental Value” (as determined in accordance with the provisions set forth in Exhibit G hereto) as of the Determination Date The “Determination Date” shall mean the date that is nine (9) months prior to the (x) expiration of the Initial Term, in the case of the first Extension Period, and (y) last day of the first Extension Period, in the case of the second Extension Period.

(b) If Tenant shall exercise the second Renewal Option, the Fixed Rent during the first Extension Period will be set at the Fair Market Rental Value (as determined in accordance with the provisions set forth in Exhibit G hereto) as of the Determination Date.

(c) Fixed Rent for the second (2nd) through tenth (10th) Lease Years during the first Extension Period and second Extension Period shall increase annually in accordance with the CPI calculation set forth on Schedule 1 attached hereto and made a part hereof.

Tenant may exercise a Renewal Option and commence an Extension Period only if Tenant shall not then be in default (following notice and the expiration of all applicable cure periods) under this Lease at the time of any such election, and by giving Landlord written notice of each such election not later than the Required Advance Notice of Exercise of Renewal Options (as defined in Section 14 of Part I). If Tenant fails to timely exercise the first Renewal Option (unless Landlord and Tenant negotiate a renewal of the Lease outside of the first Renewal Option), then the second Renewal Option shall automatically expire and be null and void.

4. [Reserved].

USE

5. Tenant may use the Premises for any lawful purpose so long as such lawful purpose would not (i) have a material adverse effect on the value of the Premises, (ii) increase (other than to a de minimis extent) the likelihood that Tenant, Landlord or Landlord’s Lender would incur liability under any Environmental Laws (as hereinafter defined), or (iii) result in or give rise to any environmental deterioration or degradation, in each case, beyond a de minimis extent, of the Premises. In no event shall the Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any covenants, restrictions or agreements hereafter created by or consented to by both Landlord and Tenant applicable to the Premises. Landlord agrees and acknowledges that Tenant’s existing use of the Premises as of the Lease Commencement Date shall be deemed permissible under this Lease and shall be deemed not to violate the provisions set forth hereinabove. Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter created by or consented to by both Landlord and Tenant, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord as the fee owner of the Premises.

FIXED RENT

6. (a) Commencing as of the Date of Rent Commencement, Tenant shall pay Fixed Rent to Landlord, or to Lender if directed by Landlord in writing, at the business address of Landlord or Lender, as the case may be, specified herein, or at such other address as Landlord or Lender, as the case may be, shall from time to time designate by at least thirty (30) days’ written notice to Tenant. Fixed Rent shall be due and payable on the first day of each month commencing on the Date of Rent Commencement, during the Term (each such date being referred to herein as a “Due Date”).

(b) If the Lease Commencement Date shall be on any day other than the first day of a calendar month, then Tenant shall pay to Landlord on the Lease Commencement Date the Fixed Rent and other charges for the remaining portion of such month including and after the Lease Commencement Date, prorated (based on the first full month’s Fixed Rent and other charges) on a per diem basis.

(c) If any installment of Fixed Rent is not paid within five (5) days following the respective Due Date, Tenant shall pay Landlord interest on such overdue payment at the Lease Default Rate, accruing from the Due Date of such payment until the same is paid. All Fixed Rent and Additional Rent shall be payable in U.S. Dollars.

(d) Commencing as of the Lease Commencement Date, all taxes, costs, expenses, and other amounts which Tenant is required to pay pursuant to this Lease (other than Fixed Rent), together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute additional rent hereunder (“Additional Rent”). If Tenant shall fail to pay any such Additional Rent or any other sum due hereunder when the same shall become due (and if no due date is specified, then such amounts shall be payable within thirty (30) days of written demand), it being agreed, between Landlord and Tenant that Tenant shall pay all operating, maintenance, tax and insurance costs directly to the applicable third parties on or before such costs are due (unless such amounts are payable to Landlord pursuant to the provisions of this Lease), Landlord shall have all rights, powers and remedies with respect thereto as are provided herein or by Law in the case of non-payment of any Fixed Rent and shall, except as expressly provided herein, have the right, not sooner than thirty (30) days after notice to Tenant (except in the event of an emergency, as reasonably determined by Landlord, in which case prior notice shall not be necessary) of its intent to do so during which Tenant shall still have failed to pay, to pay the same on behalf of Tenant, and Tenant shall repay such amounts to Landlord within thirty (30) days following demand therefor accompanied by reasonable supporting documentation. Tenant shall pay to Landlord interest at the Lease Default Rate on all overdue Additional Rent and other sums due hereunder, in each case paid by Landlord or Lender on behalf of Tenant, from the date of payment by Landlord or Lender until repaid by Tenant.

NET LEASE; TRUE LEASE; UNITARY LEASE

7. (a) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and Fixed Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events, and the obligations of Tenant hereunder shall continue during the Term, unless the requirement to pay or perform the same shall have been terminated pursuant to the provisions of Section 14(d) or Section 15 of this Part II. This is an absolutely net lease and Fixed Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, reduction or defense, except as expressly set forth in this Lease. This Lease is the absolute and unconditional obligation of Tenant, and the obligations of Tenant under this Lease, except as expressly set forth in this Lease, shall not be affected by any interference with Tenant’s use of any of the Premises for any reason, including, but not limited to, the following: (i) any damage to or destruction of any of the Premises (or portion thereof) by any cause whatsoever (except as otherwise expressly provided in Section 14 of this Part II), (ii) any Condemnation (except as otherwise expressly provided in Section 15 of this Part II), (iii) the prohibition, limitation or restriction of Tenant’s use of any of the Premises other than by Landlord in violation of the provisions of this Lease, (iv) any eviction by paramount title or otherwise, (v) Tenant’s acquisition of ownership of any of the Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of any of the Premises, other than in connection with a casualty or condemnation as expressly set forth in this Lease, (viii) omitted, or (ix) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding; provided that the foregoing shall not be deemed to diminish any rights of Tenant at law or in equity with respect to an injunction, specific performance or damages in the event of a breach by Landlord of any of its obligations under this Lease. All costs and expenses (other than depreciation, interest on and amortization of debt incurred by Landlord, and costs incurred by Landlord in financing or refinancing the Premises) and other obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable with respect to the period which ends on the expiration or earlier termination of the Term in accordance with the provisions hereof (whether or not the same shall become payable during the Term or thereafter) shall be paid and performed by Tenant, except as expressly set forth herein. Tenant shall pay all expenses related to the maintenance and repair of the Premises, and taxes and insurance costs, except as expressly set forth herein. This Lease shall not terminate and Tenant shall not have any right to terminate this Lease (except as otherwise expressly provided in Section 14 or Section 15 of this Part II), or to abate Fixed Rent or Additional Rent during the Term.

(b) Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment. Landlord shall cooperate with Tenant to achieve operating lease treatment of this Lease under generally acceptable accounting principles (“GAAP”).

(c) Landlord and Tenant agree that this Lease constitutes a single and indivisible lease as to all of the Parcels collectively, is not an aggregation of leases for the separate Parcels, and shall not be subject to severance or division unless and to the extent expressly set forth herein. Tenant’s rights to any one Parcel are dependent on Tenant’s full performance of its obligations as to every other Parcel, and consideration supporting any agreements under this Lease regarding any Parcel also supports the agreements under this Lease regarding all other Parcels. In furtherance of the foregoing, and except as expressly set forth herein, Landlord and Tenant each (a) waives any claim or defense based upon the characterization of this Lease as anything other than a master lease of all the Parcels and (b) covenants and agrees that it will not assert that this Lease is anything but a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Parcels. The rental herein has been established on the basis of the specific structure of the subject transaction and the economic benefits and risk profile of the transaction as a whole, and not based on the valuation or price of any individual Parcel. To the extent that legal, tax or title insurance requirements in consummating the purchase of the Parcels by Landlord or leasing the Parcels to Tenant, may require, or may have required, individual purchase price allocations (including allocations of values for individual state transfer tax purposes and title insurance coverage amounts) or individual rent allocations (including allocations of rents in certain states for tax purposes), Landlord and Tenant agree that such individual allocations are solely to comply with legal, tax or title insurance requirements, and shall not be used or construed, directly or indirectly, to vary the intent of Landlord and Tenant that this Lease constitutes a single and indivisible lease of all the Parcels collectively and is not an aggregation of separate leases. For the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit that must be assumed, rejected or assigned as a whole with respect to all (and only all) of the Parcels.

CONDITION

8. Tenant acknowledges that Tenant is fully familiar with the physical condition of the Premises and that Landlord makes no representation or warranty express or implied, with respect to same. EXCEPT FOR LANDLORD’S COVENANT OF QUIET ENJOYMENT SET FORTH IN SECTION 36 OF THIS PART II, LANDLORD MAKES NO AND EXPRESSLY HEREBY DENIES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE CONDITION OR SUITABILITY OF, OR TITLE TO, THE PREMISES TO THE EXTENT PERMITTED BY LAWS, AND TENANT WAIVES ANY RIGHT OR REMEDY OTHERWISE ACCRUING TO TENANT ON ACCOUNT OF THE CONDITION OR SUITABILITY OF THE PREMISES, OR (EXCEPT WITH RESPECT TO LANDLORD’S

WARRANTY SET FORTH IN SECTION 36 OF THIS PART II) TITLE TO THE PREMISES, AND TENANT AGREES THAT IT TAKES THE PREMISES “AS IS,” WITHOUT ANY SUCH REPRESENTATION OR WARRANTY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. Tenant has examined the Premises and title to the Premises, and has found all of the same satisfactory for all purposes.

LIENS

9. Tenant shall not, directly or indirectly, create, or permit to be created or to remain, and shall remove and discharge (including, without limitation, by any statutory bonding procedure or any other bonding procedure reasonably satisfactory to Landlord and Lender which shall be sufficient to prevent any loss of the Landlord’s or Lender’s interest in the Premises) within thirty (30) days after obtaining actual knowledge thereof, any mortgage, lien, encumbrance or other charge on the Premises or the leasehold estate created hereby or any Fixed Rent or Additional Rent payable hereunder which arises for any reason, other than: the Landlord’s Mortgage (and any assignment of leases or rents collateral thereto); the Permitted Encumbrances; and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (other than Tenant). Landlord shall not be liable for any labor, services or materials furnished to Tenant or to any party holding any portion of the Premises through or under Tenant and no mechanic’s or other liens for any such labor, services or materials shall attach to the Premises or the leasehold estate created hereby.

Notwithstanding anything to the contrary contained herein, if Tenant shall fail to cause any such lien (including, but not limited to, any lien created as a result of any breach by Tenant of Section 17, below) to be so discharged or bonded within such thirty (30) day period, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including reasonable attorneys’ fees and court costs incurred by Landlord either in defending against such lien or in procuring the bonding or discharge of such lien, together with interest thereon at the Lease Default Rate shall be due and payable by Tenant to Landlord as Additional Rent within thirty (30) days following written demand therefor; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive, or release, the Event of Default of Tenant in not discharging the same.

REPAIRS AND MAINTENANCE

10. (a) Tenant shall keep, maintain and repair, at its sole cost and expense, the Premises, including, without limitation, the roof, walls, footings, foundations, HVAC, mechanical and electrical equipment and systems in or serving the Premises and structural and nonstructural components and systems of the Premises, parking areas, sidewalks, roadways and landscaping in good repair and appearance, and shall make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made in order to keep and maintain the Premises in good repair and appearance consistent with the standards of buildings similar to the Buildings (including the age thereof) in the vicinity of the Buildings , except for ordinary wear and tear and (other than for any Restoration required by the terms of this Lease) any damage to the Premises by any Major Condemnation of the Premises. Tenant shall do or cause others to do all shoring of the Premises or of the foundations and walls of any Buildings and every other act necessary or appropriate for the preservation and safety thereof (including, without limitation, any repairs required by Law as contemplated by Section 11 of this Part II), by reason or in connection with any excavation or other building operation upon the Premises, and Landlord shall have no obligation to do so. Landlord shall not be required to make any repair, replacement, maintenance or other work whatsoever, or to maintain the Premises in any way, and Tenant waives the right to make repairs, replacements or to perform maintenance or other work at the expense of the Landlord, which right may be provided for in any Laws. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or awards for any taking to the extent provided in this Lease. Tenant shall, in all events, make all repairs, replacements and perform maintenance and other work for which it is responsible hereunder, in a good, proper and workmanlike manner. Notwithstanding the foregoing, Landlord, and not Tenant, shall be responsible for any repairs necessitated by any acts or omissions (where there is a duty to act) of Landlord.

(b) If all or any part of any Building shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof (subject to the provisions of Part I, Section 21 of this Lease) shall violate any Laws or Legal Requirements, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises is subject (subject to the provisions of Part I, Section 21 of this Lease), then, promptly after written request of Landlord (unless such encroachment, violation of any agreements or conditions of record, hindrance, obstruction or impairment is a Permitted Encumbrance in existence as of the Lease Commencement Date) or of any person affected thereby, Tenant shall, at its sole expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom, or (ii) make such changes, including alterations to any Building (subject, however, to Tenant’s maintenance and repair obligations in Section 10(a) of this Part II) and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments, provided that, if Landlord’s consent is required for such changes pursuant to this Lease, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed.

(c) If Tenant shall be in default under any of the provisions of this Section 10, Landlord may, after thirty (30) days written notice to Tenant and failure of Tenant to cure during said period, but without notice in the event of an emergency, do whatever is reasonably necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant. If an emergency exists, Landlord shall use reasonable efforts to notify Tenant of the situation by phone or other available communication before taking any such action to cure such default, and shall in all events notify Tenant (which may be by e-mail only to Jonathan Feldberg (jfeldberg@scholastic.com) or another representative of Tenant designated by Tenant from time to time) in writing promptly thereafter. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with interest at the Lease Default Rate from the date of payment or incurring of the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord within thirty (30) days of written demand accompanied by reasonable supporting documentation.

COMPLIANCE WITH LAWS

11. During the Term Tenant shall comply with all Laws and Legal Requirements relating to the Premises. As used herein, (i) the term “Laws” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Premises or which are due to take effect after expiration of the Term), and (ii) the term “Legal Requirements” shall mean all Laws and all covenants, restrictions and conditions now or, subject to the provisions of Part 1, Section 21, in the future, of record which may be applicable to Tenant, Landlord (with respect to the Premises) or to all or any part of or interest in the Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Premises. Tenant, at its own cost and expense, may contest, in any manner permitted by Law, the validity or the enforcement of any Law or Legal Requirement with which Tenant is required to comply pursuant to this Lease; provided that (a) any such contest and/or Tenant’s non-compliance with any such Law or Legal Requirement shall not (i) subject Landlord to (x) criminal penalty or prosecution, or (y) any civil liability (other than monetary fines but only to the extent same are not paid by Tenant), or (ii) subject the Premises to lien or sale or cause, or be reasonably likely to cause, the same to be condemned or vacated, and (b) Tenant shall promptly, diligently, in good faith and continuously prosecute such contest and shall keep Landlord informed, on a regular basis, of the status of such contest.

ACCESS TO PREMISES

12. Upon at least two (2) business days’ written notice to Tenant (which may be via e-mail to jfeldberg@scholastic.com or another representative of Tenant designated by Tenant from time to time), and during Tenant’s business hours, Landlord and Lender and their respective employees, contractors, agents and representatives may enter onto the Premises to (i) show the Premises to purchasers and potential purchasers, and to mortgagees and potential mortgagees, or (ii) for the purpose of inspecting the Premises or performing any work which Landlord is permitted to perform under this Lease; provided, that, for purposes of subpart (ii) of this sentence, Landlord and Lender shall not be required to give notice prior to entry onto the Premises in the event of an emergency situation, but shall in all events provide written notice promptly thereafter. In exercising such entry rights, Landlord shall, and shall cause Lender to, use commercially reasonable efforts to minimize the interference with Tenant’s business. Tenant shall have the right to have a representative present during any entry by Landlord or Lender; provided, Tenant makes such representative readily available to Landlord or Lender, as applicable, for such purpose.

WAIVER OF SUBROGATION

13. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each waive any rights of action for negligence against the other party, which may arise during the Term for damage to the Premises or to the property therein resulting from any fire or other casualty, provided, (i) in the case of a waiver by Landlord, only to the extent of insurance proceeds actually received by Landlord and (ii) in the case of a waiver by Tenant, only to the extent of insurance proceeds received by Tenant or that would have been received by Tenant had Tenant maintained the insurance required to be maintained under this Lease.

DAMAGE; DESTRUCTION

14. (a) In the event of any damage to or destruction of the Premises by fire, the elements or other casualty during the Term (a “Casualty”), Tenant shall, in consultation with Landlord, adjust, collect and compromise any and all claims covered by insurance.

(b) In the event of any such Casualty (whether or not insured against), this Lease shall not be affected in any manner by reason of such Casualty, except as expressly set forth in this Article 14, the Term shall continue and there shall be no abatement or reduction of Fixed Rent, Additional Rent or of any other sums payable by Tenant hereunder. Tenant, notwithstanding any applicable Laws, present or future, waives all rights to quit or surrender the Premises or any portion thereof because of the total or partial destruction of thereof (prior to the expiration of this Lease), except as expressly set forth in this Article 14.

(c) All proceeds of any insurance required to be carried hereunder less any reasonable expenses of Tenant in collecting such proceeds (the “Net Proceeds”) shall be delivered to Tenant to apply in accordance with the terms of this Lease if (i) either (x) Tenant is the Tenant Named Herein (as hereinafter defined) or a Credit Tenant (as hereinafter defined) or (y) Tenant is not the Tenant Named Herein or a Credit Tenant and the estimated cost of restoring or repairing the Premises to as nearly as possible to its value and useful life immediately before such Casualty but in any event assuming the Premises have been maintained in accordance with the requirements of Section 10 of this Part II (such restoration or repair of the Premises, whether in connection with a Condemnation or a Casualty, as the context requires, herein called a “Restoration”), shall be the Threshold Repair Amount or less and (ii) no Event of Default has occurred and is continuing, at the time of delivery of the Net Proceeds. In all other events the Net Proceeds shall be delivered to a Depositary, which shall agree in writing (in an agreement reasonably acceptable in form and substance, to Landlord and Tenant) to hold and disburse the Net Proceeds.

(d) Tenant shall, whether or not the Net Proceeds of such insurance are sufficient for the purpose or delivered to Tenant, promptly complete the Restoration of the Improvements damaged by any such Casualty (including, without limitation, any alterations previously made by Tenant hereunder) in compliance with all requirements set forth in this Lease and all Legal Requirements, and such Restoration shall be completed in such a manner as not to impair, beyond a de minimis extent, the market value or usefulness of the Premises for use in Tenant’s ordinary course of business, all at Tenant’s sole cost and expense. Tenant shall not have any right to abate the payment of Fixed Rent or Additional Rent as a result of any Casualty, except as set forth in Section 14(f) herein. For the avoidance of doubt, any proceeds of casualty or hazard insurance claims relating to Tenant’s personal property, business income or extra expenses resulting from a casualty loss shall be paid solely to Tenant and neither Landlord nor Lender shall have any right or interest therein.

(e) For purposes hereof, “Tenant Named Herein” shall mean the “Tenant” set forth in this Lease as of the Lease Commencement Date (i.e., Scholastic Inc.) or any Successor thereto. “Credit Tenant” means any person who, on a pro forma basis giving effect to any lease assignments and contemporaneous acquisition(s), (y) satisfies the Required EBITDA (as hereinafter defined) for the Test Period (as hereinafter defined) and (z) has a ratio of net debt to EBITDA of not more than 6.00:1.0. “Depositary” shall mean (i) if there is a Lender, such Lender, or (ii) if there is no Lender at such time, a nationally recognized escrow company reasonably acceptable to Landlord and Tenant. “Required EBITDA” means an amount at least equal to Five Hundred Million and No/100 Dollars ($500,000,000.00), which amount shall be subject to annual increases based on the percentage increase CPI when comparing the CPI in effect for the month immediately preceding the previous anniversary of the Commencement Date compared against the CPI in effect for the month immediately preceding the then most recent anniversary of the Commencement Date. “Test Period” means, for any date of determination, the period of four consecutive fiscal quarters then most recently ended for which financial statements have been provided to Landlord.

(f) Notwithstanding any provision of this Article 14, if fifty percent (50%) or more of the square footage of any Building shall be destroyed or damaged during the last two (2) years of the Term, Tenant shall then be in compliance with all applicable insurance requirements of this Lease, and no Event of Default shall have occurred and be continuing, then and in such event Tenant shall have the option (to be exercised by written notice to Landlord given not later than the date that is thirty (30) days after the date that Tenant receives the estimate for the cost of Restoration of such Building (which shall be delivered to Tenant within ninety (90) days of the destruction or damage (subject to reasonable extension for insurance delays))) to terminate this Lease with respect to the Parcel on which such Building(s) is(are) located by notice in writing addressed to Landlord, which termination shall be effective not less than thirty (30) days nor more than sixty (60) days after the giving of such notice and shall be subject to subsection (g) below (such date, the “Casualty Termination Date”); provided that if fifty percent (50%) or more of the square footage of the Parcel located at 6336 Algoa Road (the “Algoa Parcel”) shall be destroyed or damaged, Tenant shall have the right, at Tenant’s election, to terminate this Lease either with respect to solely the Algoa Parcel or in its entirety.

(g) Upon any termination of this Lease pursuant to subsection (f) above, the Term shall terminate, cease and come to an end (either in its entirety or with respect to such Parcel, as applicable) on the date specified in the termination notice with the same force and effect as if such date were the date herein definitely fixed for the expiration of the Term of this Lease (either in its entirety or for such Parcel, applicable). Upon such termination, (i) Tenant shall surrender such Parcel or the Premises, as applicable, in the condition and manner provided in Article 20 of this Lease, as in the case of the expiration of this Lease, (ii) all Fixed Rent and Additional Rent shall be apportioned to such date and paid to Landlord, provided that if this Lease shall be terminated with respect to less than the entirety of the Premises, solely the Fixed Rent and Additional Rent with respect to the applicable Parcel(s) shall be so apportioned and paid (with respect to Fixed Rent, in accordance with the Fixed Rent allocations set forth on Schedule 1 (the “Fixed Rent Allocations”), (iii) Tenant shall cause all insurance proceeds to be payable to Landlord, net of Restoration costs, if any, already expended by Tenant at the time of such termination other than any deductible amounts (and Tenant shall execute and deliver all documentation reasonably necessary in connection therewith), (iv) if this Lease shall be terminated with respect to less than the entirety of the Premises, (I) all Fixed Rent due under this Lease for periods following the Casualty Termination Date shall be reduced by the Fixed Rent allocable to such Parcel(s) (determined in accordance with the Fixed Rent Allocation), and (II) Landlord and Tenant shall enter into an amendment to this Lease reflecting the updated Fixed Rent amount and the removal of such Parcel from the Premises covered hereby. The provisions of the foregoing clauses (i) through (iv) shall survive the termination of this Lease.

CONDEMNATION

15. (a) Promptly upon obtaining knowledge of any proceeding for condemnation or eminent domain with respect to the Premises (a “Taking” or “Condemnation”), Tenant and Landlord shall each notify the other, and Landlord and Lender shall be entitled to participate in such proceeding at Landlord’s or Lender’s expense. Subject to the provisions of this Section 15, Tenant hereby irrevocably assigns to Landlord’s Lender or to Landlord, in that order, any award or payment in respect of any Condemnation of the Premises, except that nothing in this Lease shall be deemed to assign to Landlord or Lender any award relating to the value of the leasehold interest created by this Lease or any award or payment on account of an interruption of Tenant’s business at such Parcel or the Tenant’s trade fixtures, moving expenses and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s fee interest in such Parcel (it being agreed and understood that Landlord is not entitled to any award for the value of Tenant’s leasehold interest and Tenant’s receipt of such award shall be deemed not to reduce Landlord’s award for Landlord’s fee interest).

(b) If (i) an entire Parcel or (ii) a material portion of any Parcel or land comprising a portion of any Parcel the loss of which would, in Tenant’s reasonable judgment, render the Parcel or the Building thereon unsuitable for Restoration or for the continued use and occupancy for Tenant’s business after Restoration, shall be subject of a Taking (each, a “Major Condemnation”), then not later than ninety (90) days after such Taking has occurred, and provided no Event of Default has occurred and is continuing, Tenant shall serve written notice upon Landlord and Lender (provided that Tenant shall have been given notice of such Lender prior to the Major Condemnation) (“Tenant’s Termination Notice”) of Tenant’s intention to terminate this Lease with respect to such affected Parcel(s) on any Fixed Rent payment Due Date specified in such notice, which Due Date (the “Condemnation Termination Date”) shall be no sooner than thirty (30) days and no later than one hundred twenty (120) days after Tenant’s Termination Notice but, in any event, not later than the last day of the Term of this Lease; provided that if the Algoa Parcel shall be subject to a Major Condemnation during the last two years of the Term, Tenant shall have the right, at Tenant’s election, to terminate this Lease either with respect to solely the Algoa Parcel or in its entirety.

(c) Upon any such termination of this Lease (either in its entirety or with respect to such Parcel, as applicable), the Term shall terminate, cease and come to an end with respect to such Parcel or in the entirety, as applicable, on the date specified in the termination notice with the same force and effect as if such date were the date herein definitely fixed for the expiration of the Term of this Lease (either in its entirety or for such Parcel, applicable). Upon such termination, (i) Tenant shall surrender such Parcel, or the Premises, as applicable, in the condition and manner provided in Article 20 of this Lease, as in the case of the expiration of this Lease, (ii) all Fixed Rent and Additional Rent with respect to such Parcel shall be apportioned to such date and paid to Landlord , provided that if this Lease shall be terminated with respect to less than the entirety of the Premises, solely the Fixed Rent and Additional Rent with respect to the applicable Parcel(s) shall be so apportioned and paid (with respect to Fixed Rent, in accordance with the Fixed Rent Allocation), (iii) if this Lease shall be terminated with respect to less than the entirety of the Premises, (I) the Fixed Rent due under this Lease for periods following the Condemnation Termination Date shall be reduced by the Fixed Rent allocable to such Parcel(s) (determined in accordance with the Fixed Rent Allocation), and (II) Landlord and Tenant shall enter into an amendment of this Lease reflecting such new Fixed Rent amount and the removal of such Parcel from Premises covered hereby, and (iv) the award shall be allocated in accordance with Section 15(a). The provisions of the foregoing clauses (i) through (iv) shall survive the termination of this Lease.

(d) In the event of any Taking of a portion of the Premises which does not result in a termination of this Lease in its entirety, the net award resulting from the Taking, i.e., after deducting therefrom all reasonable expenses incurred in the collection thereof, shall be held in accordance with Section 14(c) of this Part II, provided that for the purpose of this Section 15(d) “Net Proceeds” as used in Article 14 shall be deemed to refer to the net award for such Condemnation under this Article 15, “immediately before such Casualty” as used in clause (i) of such Section 14(c) shall be deemed to mean “immediately before such Condemnation”. In the event of any such Taking, Tenant shall promptly commence and diligently complete the Restoration (as defined in Section 14(c) of this Part II) of the Premises (other than any Parcel with respect to which Tenant shall have terminated this Lease) in accordance with all Laws and Legal Requirements and all other applicable terms of this Lease.

(e) No agreement with any Taking authority in settlement of or under threat of any Taking shall be made by Landlord or Lender without Tenant’s prior written consent (provided, that Tenant’s consent shall not be required if an Event of Default then exists and is continuing), or by Tenant without Landlord’s prior written consent.

(f) In the case of any partial Taking with respect to any Parcel, except if an Event of Default exists and is continuing, and provided Tenant completes the Restoration with respect to such Parcel in accordance with the requirements of Section 14(c) above, the excess of any net award over the costs of the Restoration shall be retained in full by Tenant, and all Fixed Rent, Additional Rent and other obligations of Tenant with respect to such Parcel shall continue unabated notwithstanding any partial Condemnation until the Expiration Date.

(g) If within twenty-four (24) months prior to the then expiration of the Term, a partial Condemnation (other than an immaterial Condemnation) shall occur with respect to any Parcel, then Tenant shall have the option, within sixty (60) days from the date of such partial Condemnation, to terminate this Lease with respect to such Parcel by notice in writing addressed to Landlord, which termination for such Parcel only shall be effective upon the date specified in such notice, but in any event, not less than thirty (30) days nor more than one hundred twenty (120) days after the serving of such notice; provided that if the partial Condemnation shall have occurred with respect to the Algoa Parcel, Tenant shall have the right, at Tenant’s election, to terminate this Lease either with respect to solely the Algoa Parcel or in its entirety. Thereupon, this Lease shall terminate, cease and come to an end (either in its entirety or with respect to such Parcel, as applicable) on the date specified in such notice with the same force and effect as if such date were the date herein definitely fixed for the expiration of the Term of this Lease (either in its entirety or for such Parcel, applicable) and the provisions of Section 15(c) shall apply in connection with such termination.

(h) If a Taking of Tenant’s leasehold estate or the whole or any part of the Premises for temporary use or occupancy shall occur, (i) the foregoing provisions of this Article 15 shall be inapplicable to such taking, (b) this Lease shall continue in full force and effect without reduction or abatement of Rent and (c) Tenant shall be entitled to receive the entire amount of the award made for any such taking; provided, however, that the portion of such award which represents reimbursement for the costs of repairs, replacements or rebuilding (and is not required to pay Fixed Rent or Additional Rent accruing during the period of temporary taking) shall be used by Tenant to pay the costs of such repairs, replacements or rebuilding and shall be treated in accordance with Section 15(d). Landlord agrees to assign to Tenant the right to receive Tenant’s portion of such award. Landlord and Tenant hereby direct any condemning authority to remit and disburse any award for any taking in accordance with this Article 15.

ASSIGNMENT AND SUBLETTING

16. (a) Tenant shall have the right to assign this Lease or sublet the whole or any part of the Premises (provided the term thereof does not extend beyond the Term of this Lease), for use for any lawful purpose (subject to the limitations of Section 5 of this Part II) or effectuate any direct or indirect change in control of Tenant, to any party, including, without limitation, any Related Entity (as hereinafter defined) or Successor (as hereinafter defined) of Tenant; provided, Tenant shall continue to be able to provide the financial statements required under this Lease (or such statements shall continue to be publicly available), including, as applicable, after any such direct or indirect change in control, and the Tenant Named Herein shall remain liable for the obligations of Tenant hereunder, which liability of the Tenant Named Herein shall be and remain that of a primary obligor and not a guarantor or surety, subject to the provisions of the last sentence of this Section 16(a); provided, however, that in the case of a change, alteration or modification of this Lease made after the date of an assignment of this Lease to an entity that is not a Related Entity or a Successor Tenant, if and to the extent that such change, alteration or modification increases the obligations of Tenant under this Lease, the assignor shall not be liable with respect to such increase, unless the assignor has consented to such change, alteration or modification; provided, that (1) assignor shall enter into an agreement with assignee requiring assignor’s consent prior to entering into any such change, alteration or modification, and (2) if assignor fails to respond to any request for consent to such change, modification or alteration within 5 business days after written request therefor, Landlord shall have the right to send a second notice requesting consent, and if Tenant does not respond to such second notice within five (5) days following Landlord’s delivery thereof, Tenant’s consent shall be deemed granted. Without limitation, any of the following shall be deemed an assignment of this Lease: any assignment or transfer of any direct or indirect ownership interest in Tenant, in whole or in part, by operation of Law or otherwise, regardless of the number of tiers of ownership, in one or more transactions, in such a manner that greater than fifty percent (50%) of the direct or indirect ownership interests in Tenant are assigned or transferred. Tenant agrees that in the case of an assignment of this Lease that is either consented to by Landlord or for which no consent is necessary, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (i) a duplicate original of such assignment and (ii) an agreement executed and acknowledged by the assignee wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of this

Lease on the part of the Tenant to be observed and performed from and after the date of such assignment, and the Tenant Named Herein shall remain liable for the obligations of Tenant hereunder, notwithstanding any such assignment, which liability of the Tenant Named Herein shall be and remain that of a primary obligor and not a guarantor or surety, subject to the provisions of the last sentence of this Section 16(a). In the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a duplicate original of such sublease. Notwithstanding the foregoing, Tenant shall not be permitted to assign or sublease if, as a result, the Premises or any part thereof would be “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended. Any sublease shall be subject and subordinate to this Lease, subject to the provisions of Section 16(c) below. “Related Entity” shall mean any corporation or other business entity which controls, is controlled by or is under common control with, Tenant, and “Successor” shall mean any of the following: (x) an entity created by merger, reorganization, consolidation or recapitalization of or with Tenant; (y) an entity acquiring all or substantially all of the assets of, or beneficial interests in, Tenant, or all or substantially all of the assets of, or beneficial interests in, an operating division, group or department of Tenant or all or substantially all of the business conducted by Tenant in the Premises; or (z) any corporate or other business entity successor to a Successor becoming such by either of the methods described in clauses (x) and (y) above. Notwithstanding anything to the contrary contained in this Lease, if the Tenant Named Herein assigns this Lease to a Credit Tenant, then from and after the effective date of such assignment, the Tenant Named Herein shall be released from its obligations under this Lease.

(b) Upon the occurrence of an Event of Default under this Lease, so long as such Event of Default shall be continuing, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence and during the continuance of an Event of Default.

(c) In the case of a sublease of at the entire Premises (other than a sublease to a Related Entity of Tenant), upon Tenant’s request, Landlord shall enter into a subordination, recognition and attornment agreement with the subtenant (which agreement shall be in the form attached hereto as Exhibit “F”) (such agreement, a “Subtenant SNDA”) if: (a) the proposed sublease shall be until the end of the then Term, but in no event for fewer than five (5) years (inclusive of any renewal options of such subtenant that are conditioned upon Tenant’s exercise of Tenant’s renewal rights under this Lease), with no right of cancellation (other than those customarily provided in the event of casualty or condemnation or any express right of a sublandlord to terminate the sublease due to a failure of a subtenant to have performed specific obligations under the applicable sublease) prior to the expiration of such minimum term (but in no event extending beyond the Expiration Date of this Lease, as that date may have been theretofore, or may thereafter be, extended in accordance with the terms of this Lease), (b) the subtenant shall agree (in such subordination, recognition and attornment) that the rental to be paid by the subtenant to Landlord (if, as and when such subordination, recognition and attornment agreement shall become operative between Landlord and the subtenant following a termination of this Lease) shall be equal to the greater of (I) the Fixed Rent and recurring Additional Rent payable under this Lease, and (II) the total rentals payable under the sublease; (c) the proposed sublease does not give the subtenant any right to extend the sublease term beyond the Expiration Date of this Lease, as that date may have been theretofore, or may thereafter be, extended in accordance with the terms of this Lease, (d) the proposed sublease imposes no obligations on Landlord to do any work (other than may otherwise required to be done by Landlord pursuant to the express terms of this Lease) or provide any work allowance to the subtenant (which would be binding on the Landlord), and (e) the proposed sublease gives no greater rights to the subtenant than Tenant has under this Lease, nor imposes any greater obligations on the sublandlord that would be binding on Landlord than Landlord may have under this Lease.

(d) Provided, no Event of Default has occurred and is continuing, if Tenant wishes to assign this Lease, solely with respect to a specific Parcel, to a Related Entity, to reflect that such Related Entity is operating and utilizing such Parcel, Tenant shall provide notice of same to Landlord, together with supporting documentation reflecting the relationship of such Related Entity to Tenant. No later than thirty (30) days after receipt of such notice and supporting documentation, Landlord and Tenant shall enter into an amendment to this Lease, reflecting such Related Entity as the “Tenant” of such Parcel, and adding such Related Entity as a “Tenant” under this Lease, and such Related Entity shall be jointly and severally liable with each entity that is a Tenant hereunder for all of the obligations, liabilities and covenants of each such entity.

ALTERATIONS

17. (a) Tenant may make any structural or non-structural, interior and/or exterior alterations, changes, additions, improvements, repairs, reconstructions or replacements of any of the Premises (“alterations”), other than those which would result in a material diminution in the value of the Premises (the “Major Alterations”), without the consent of Landlord. Tenant shall obtain the prior written consent of Landlord to any Major Alterations, which consent shall not be unreasonably withheld, conditioned or delayed, provided that as a condition to Landlord’s granting such consent, Tenant shall agree to remove such Major Alterations upon the expiration or sooner termination of the Term and repair all damage to the Premises caused by the installation and removal of such Major Alterations (otherwise, consent may be withheld in Landlord’s sole discretion. Landlord shall respond to Tenant’s request for consent to any Major Alteration within fifteen (15) days following Tenant’s request, it being agreed that if Landlord does not respond within such fifteen (15) day period, Tenant shall have the right to send a second notice requesting consent, and if Landlord does not respond to such second notice within five (5) days following Tenant’s delivery thereof, Landlord’s consent shall be deemed granted.

(b) Tenant shall do all such work in a good and workmanlike manner, at its own cost, and in accordance with Laws and Legal Requirements. Tenant shall discharge, within thirty (30) days of obtaining actual knowledge thereof (by payment or by filing the necessary bond, or otherwise), any mechanics’, materialmen’s or other lien against the Premises and/or Landlord’s interest therein, which lien may arise out of any payment due for any labor, services, materials, supplies, or equipment furnished to or for Tenant in, upon, or about the Premises (other than by Landlord).

(c) At Tenant’s sole cost and without liability to Landlord, Landlord agrees to cooperate with Tenant (including signing applications upon Tenant’s written request) in obtaining any necessary permits, variances and consents for any alterations which Tenant is permitted to make hereunder or which Landlord, if Landlord’s consent is required, has consented to; provided none of the foregoing shall, in any manner, (i) result in a material reduction of access to or ingress to or egress from the Premises or (ii) a material diminution in the value of the Premises (unless such alterations were consented to by Landlord in accordance with clause (a) above), or a change in zoning having a material adverse effect on the ability to use the Premises by Tenant or otherwise having a material adverse effect on the ability to use the Premises after the expiration or sooner termination of this Lease.

(d) Tenant agrees that in connection with any alteration: (i) the fair market value of the Premises shall not be materially lessened after the completion of such alteration, subject to the provisions of Section 17(a) above with respect to Major Alterations, and the structural integrity of the Buildings shall not be impaired; (ii) the alteration and any alteration theretofore made or thereafter to be made shall not in the aggregate reduce the gross floor area of any Building by more than ten percent (10%); (iii) all such alterations shall be performed in a good and workmanlike manner, and shall be completed in compliance with all Legal Requirements; (iv) Tenant shall pay all costs and expenses of any such alteration as and when the same are due; (v) Tenant shall procure and pay for all permits and licenses required in connection with any such alteration; and (vi) all structural alterations shall be made (and in the case of any non-structural alteration, the estimated cost of which in any one instance exceeds the Threshold Repair Amount) under the supervision of an architect or engineer and in accordance with plans and specifications which shall be submitted to Landlord (for information purposes only) prior to the commencement of the alterations.

(e) All contracts and payments to contractors, subcontractors, suppliers and other persons in connection with any alteration, Restoration, repair or other work performed at the Premises shall be entered into, made and performed in compliance with all Laws and Legal Requirements.

(f) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to pledge, encumber or grant a security interest in its movable equipment and/or obtain and/or enter into equipment leases, provided further that no party shall have the right to file a lien against the Buildings or any portion thereof in connection with any such lease or financing. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in connection with any such equipment financings and/or leases, including, without limitation, by executing and delivering a commercially reasonable landlord waiver and access agreement or similar agreement on Tenant’s or such lessor’s standard form (subject to Landlord’s reasonable comments to same) upon request from Tenant therefor. Tenant shall pay to Landlord all reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees and disbursements, actually incurred by Landlord in connection with any request by Tenant described in this Section 17(f) as Additional Rent within 30 days after receipt by Tenant of an invoice therefor, together with reasonable supporting documentation.

(g) Except as set forth in Section 17(a), Tenant shall have no obligation to remove any alterations from the Premises upon the expiration or sooner termination of the Term, including, without limitation, any improvements existing at the Premises as of the Lease Commencement Date.

SIGNS

18. At Tenant’s sole cost, Tenant may install, replace, relocate and maintain and repair in and on any Building, such signs, awnings, lighting effects and fixtures as may be used from time to time by Tenant (collectively, “Signs”) without Landlord’s consent. At Tenant’s sole cost and without liability to Landlord, Landlord agrees to cooperate with Tenant (including signing applications upon Tenant’s written request) in obtaining any necessary permits, variances and consents for Tenant’s Signs. All Signs of Tenant shall comply with Laws and Legal Requirements.

[RESERVED]

19. [Reserved].

SURRENDER

20. At the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord in as good order and condition as they were at the commencement of the Term or may be put in thereafter in accordance with this Lease, reasonable wear and tear and (other than for any Restoration required by the terms of this Lease) damage to the Premises by any Major Condemnation of the Premises or casualty damage for which Tenant is expressly not responsible excepted. All alterations (including, without limitation, Tenant’s trade fixtures, satellite communications dish and equipment, conveyor systems, and other similar equipment and shelving (“trade fixtures”) that Tenant, at its discretion, elects to not remove from the Premises) shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the termination or other expiration of the Term. At the expiration or termination of the Term, Tenant shall remove any trade fixtures that Tenant, at its discretion, elects to remove, as well as its signs and identification marks that Tenant elects to remove at its discretion, from the Premises. Tenant agrees to repair any and all damage caused by such removal. Trade fixtures and personal property not so removed at the end of the Term or within thirty (30) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Premises. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination. The provisions of this Section 20 shall survive the termination or expiration of this Lease.

SUBORDINATION OF LEASE

21. (a) This Lease shall be subject and subordinate to any Mortgage and to all advances made upon the security thereof, provided that Lender shall execute and deliver to Tenant the Lender’s form (which shall be recordable) of subordination, non-disturbance, and attornment agreement, which is otherwise reasonably acceptable to Landlord and Tenant (“SNDA Agreement”), providing that Lender recognizes this Lease and agrees to not disturb Tenant’s possession of the Premises in the event of foreclosure if Tenant is not then in default hereunder beyond notice and the expiration of any applicable cure period. Tenant agrees, upon receipt of such SNDA Agreement, to execute such SNDA Agreement. The term “Mortgage” shall include any mortgages, deeds of trust or any other similar hypothecations on the Premises securing Lender’s Loan to Landlord, regardless of whether or not such Mortgage is recorded.

(b) Subject to Landlord’s compliance with the provisions of Section 21(a), Tenant agrees to attorn, from time to time, to Lender, and to any purchaser of the Premises, for the remainder of the Term, provided that Lender or such purchaser shall then be entitled to possession of the Premises, subject to the provisions of this Lease. Subject to any SNDA Agreement then in effect, each such party shall, upon demand of the other, execute instruments in confirmation of the foregoing provisions reasonably satisfactory to the requesting party acknowledging such subordination, non-disturbance and attornment and setting forth the terms and conditions hereof.

(c) Without limitation of the provisions of Section 21(a) above, Tenant hereby consents to any assignment of this Lease by Landlord to or for the benefit of any Lender. Without limitation of the preceding sentence, Tenant hereby specifically consents to any Assignment of Lease and Rents executed by Landlord to and for the benefit of the Lender named herein.

CONVEYANCE OF POST-CLOSING RETAINED PARCELS

22. (a) Landlord and Tenant acknowledge and agree that Tenant intends that a portion of the Robinson Parcel, which portion consists of approximately 22.7 acres, as more particularly depicted on Exhibit B attached hereto and made a part hereof (the “Retained Parcel”), will be conveyed by Landlord to Tenant (the “Conveyance”) and Landlord agrees to such Conveyance, subject to the provisions of this Article 22. The parties acknowledge and understand that the Retained Parcel is not a separate legally subdivided parcel as of the Commencement Date, and that Tenant has no obligation under this Lease to proceed with the Conveyance, such Conveyance to be at Tenant’s sole election and discretion. At Tenant’s request, Landlord agrees to cooperate with Tenant in good faith and use commercially reasonable efforts to cause the Retained Parcel to be legally subdivided or otherwise separated from the remainder of the Premises to allow the fee simple interest in the Retained Parcel to be conveyed to Tenant by Landlord while allowing the remainder of the Robinson Parcel to remain owned by Landlord and subject to the terms of this Lease. Landlord’s cooperation shall include, without limitation, (i) signing any applications required by any applicable governmental authority(ies) or agency(ies) to be signed by the owner of the Robinson Parcel, (ii) making representatives of Landlord available for any governmental meeting that requires the attendance of the owner of the Robinson Parcel, and (iii) reasonably granting its consent to any Encumbrances on the balance of the Robinson Parcel that may be required by the applicable governmental authority(ies) or agency(ies) to grant its approval of the subdivision. If Tenant desires to effectuate the Conveyance, Tenant shall proceed to obtain all requisite approvals from any applicable governmental authority or agency, including, without limitation, replatting or subdividing, as applicable, such that the fee simple interest of the Retained Parcel may be conveyed for the amount of Ten and 00/100 Dollars ($10.00) by Landlord to Tenant. If Tenant desires to effectuate the Conveyance, Tenant shall deliver to Landlord, for its review and reasonable approval, a proposed plat for the subdivision of the Retained Parcel from the Robinson Parcel based on the plan attached hereto as Exhibit B (with such changes as may be required by any governmental entity having jurisdiction thereover) (the “Subdivision Plat”). Unless Landlord objects in writing to the Subdivision Plat within five (5) business days after receipt thereof, Landlord shall be deemed to have approved the Subdivision Plat, it being agreed and understood that Landlord’s approval shall be limited to confirmation that the Subdivision Plat conforms to Exhibit B and is otherwise in compliance with law. Following the approval (or deemed approval) by Landlord of the Subdivision Plat, Tenant (or Landlord, if the Subdivision Plat must be submitted by the owner of the Robinson Parcel) shall submit the Subdivision Plat for approval by all applicable governmental authority(ies). Promptly following approval of the Subdivision Plat by all applicable governmental authority(ies)and the satisfaction of any other conditions or requirements necessary for the recording of the Subdivision Plat, Landlord shall execute in recordable form the Subdivision Plat and Tenant shall obtain all necessary governmental signatures to the Subdivision Plat and Tenant (or Landlord, if the Subdivision Plat must be submitted by the owner of the Robinson Parcel) shall submit the Subdivision Plat for recording.

(b) Promptly after Tenant obtains all requisite approvals for the Retained Parcel and the Subdivision Plat has been recorded, the parties agree as follows:

(i) Landlord shall effectuate the Conveyance by (a) executing (and notarizing) and delivering to Tenant a deed, which deed shall be in form and substance substantially similar to the deed delivered by Tenant to Landlord when Landlord obtained fee title to the Robinson Parcel, with such changes as are necessary to reflect that the Retained Parcel is being transferred subject to such other exceptions reasonably agreed to by Landlord and Tenant and other changes requested by the title company selected by Tenant (the “Title Company”), and (b) taking further action and executing and delivering to Tenant any further instruments, as the Title Company, Tenant or the applicable governmental authority(ies) or agency(ies) may reasonably require, to effect the purpose of this Section 22, including, without limitation, a certification of non-foreign status and any required state certificate that is sufficient to exempt Landlord from any state withholding requirement with respect to the Conveyance, an owner’s title certificate in the form requested by the Title Company and reasonably acceptable to Landlord, and evidence reasonably satisfactory to the Title Company respecting the due organization of Landlord and the due authorization and execution by Landlord of this Agreement and the documents required to be delivered by Landlord hereunder. Prior to the Conveyance, Landlord shall cause any Lender to remove or cause to be removed any liens evidencing any financing or monetary lien caused by Landlord encumbering the Retained Parcel.

(ii) The parties shall amend this Lease and any recorded memorandum of lease applicable to the Robinson Parcel to evidence the Retained Parcel’s removal from the Robinson Parcel; provided, however, that such amendment shall not otherwise contain any other material amendments or modifications to this Lease, and there shall be no change in the Fixed Rent due hereunder as a result thereof. For the avoidance of doubt, and without limitation, any obligations of Tenant with respect to the Retained Parcel accruing during the time in which it is part of the Premises shall survive its removal from the Premises, including, without limitation, any indemnity obligations hereunder.

(iii) Landlord may obtain an updated survey, title commitment and title policy for each Property affected by the Retained Parcel Conveyance, each of which may be updated to reflect the Retained Parcel Conveyance applicable to such Property, each in a form reasonably acceptable to Landlord, and all at Landlord’s sole cost and expense, except that the updated survey shall be at Tenant’s sole cost and expense.

(c) In no event shall Tenant’s failure to pursue or effect the Conveyance constitute a default under this Lease; provided, that if Tenant desires to effectuate the Conveyance, then it shall complete all acts necessary to complete the Conveyance, in accordance with this Section 22, no later than three (3) years after Commencement Date (subject to delays caused by force majeure), after which the provisions of this Section 22 shall be of no further force or effect, such that Tenant shall no longer have the right to subdivide the Retained Parcel and sever it from the Robinson Parcel, it being that the three (3) year period set above shall be extended for so long Tenant shall be diligently pursuing such Conveyance.

(d) Tenant shall keep Landlord reasonably apprised as to the status of the Conveyance and all applicable approvals through regular updates, which may be by email. It is agreed between Landlord and Tenant that if Tenant has fulfilled all of its obligations under this Section 22 with respect to the Conveyance and Landlord, in contravention of its obligations under this Section 22, fails to reasonably cooperate with Tenant as required under this Section 22 to effectuate such transfer, Tenant shall provide Landlord with written notice of such failure. If Landlord fails to cooperate with Tenant as required under this Section 22 to effectuate the transfer of the Retained Parcel back to Tenant within thirty (30) days after receipt of such notice, Tenant shall send Landlord a second and final notice (clearly labeled as such) notifying Landlord of such failure. If Landlord fails to cooperate with Tenant as required under this Section 22 to effectuate the transfer of the Retained Parcel back to Tenant within five (5) business days after receipt of such second and final notice, then Tenant shall be permitted to bring a suit against Landlord for damages. If a court of competent jurisdiction determines that Landlord has failed to comply with the provisions of this Section 22 by failing to cooperate with Tenant as required under this Section 22 to effectuate the transfer of the Retained Parcel back to Tenant, Landlord shall pay to Tenant, as liquidated damages and not a penalty, an amount equal to the fair market value of the Retailed Parcel, which fair market value shall be determined consistent with the mechanism set forth on Exhibit G for the determination of Fair Market Rental Value, as if such Exhibit referred to the fair market value of the Retained Parcel rather than the Fair Market Rental Value of the Premises.

UTILITIES

23. Tenant agrees to timely pay for all utilities consumed by it in the Premises, prior to delinquency.

TENANT DEFAULT

24. (a) Any of the following occurrences or acts shall constitute an “Event of Default” (herein so called) under this Lease: if (i) Tenant shall default in the payment when due of any installment of Fixed Rent payable hereunder, and such default shall continue for five (5) business days after notice of such default is sent to Tenant by Landlord (or Lender); provided, that Landlord (or Lender) shall not be required to provide more than two (2) such written notices under this subsection (a)(i) in any twelve (12) month period, after which, failure to pay within such five (5) business day period shall be an immediate Event of Default; or (ii) Tenant shall default in the payment when due of any installment of Additional Rent payable hereunder, and such default shall continue for ten (10) business days after notice of such default is sent to Tenant by Landlord (or Lender); provided, that Landlord (or Lender) shall not be required to provide more than two (2) such written notices under this subsection (a)(ii) in any twelve (12) month period, after which, failure to pay within such ten (10) business day period shall be an immediate Event of Default; or (iii) the failure by Tenant to maintain insurance as required under this Lease (provided that a default in the amount of insurance carried or the failure to provide Landlord with evidence of insurance shall not be an Event of Default unless Tenant shall have received notice of such default from Landlord and not cured the same within two (2) business days); or (iv) Tenant shall default in fulfilling any of the other covenants, agreements or obligations of this Lease, and such default shall continue for more than thirty (30) days after written notice thereof from Landlord (or Lender) specifying such default, provided, that if Tenant has commenced to cure within said thirty (30) days, and thereafter is in good faith diligently prosecuting same to completion, said thirty (30) day period shall be extended, for a reasonable time where, due to the nature of a default, it is unable to be completely cured within thirty (30) days; or (v) omitted; or (vi) Tenant (A) shall make any assignment or other act for the benefit of creditors, (B) shall file a petition or take any other action seeking relief under any state or federal insolvency or bankruptcy Laws, or (C) shall have an involuntary petition or any other action filed against it under any state or federal insolvency or bankruptcy Laws which petition or other action is not vacated or dismissed within ninety (90) days after the commencement thereof; or (vii) the estate or interest of Tenant in the Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred and such process shall not be vacated or discharged within ninety (90) days after such levy or attachment; or (viii) any material representation or warranty made by Tenant to Landlord herein or in any document delivered pursuant to this Lease is misleading or false when made and such misrepresentation or warranty has material adverse effect on Landlord’s interest in the Premises or this Lease and is not otherwise susceptible of cure by Tenant.

(b) If an Event of Default shall have occurred and be continuing, Landlord shall be entitled to all remedies available at law or in equity. Without limiting the foregoing, Landlord shall have the right to deliver, no less than five (5) business days after Landlord’s delivery of a notice of the occurrence of an Event of Default, Tenant notice of Landlord’s termination of the Term of this Lease. Upon the giving of such notice, the Term of this Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term of this Lease, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided.

(c) If an Event of Default shall have occurred and be continuing, Landlord shall have the immediate right, whether or not the Term of this Lease shall have been terminated pursuant to Section 24(b) of this Part II, to the extent permitted by applicable Law, to re-enter and repossess the Premises and the right to remove all persons and property therefrom by summary proceedings, ejectment, any other legal action or in any lawful manner Landlord determines to be necessary or desirable. Landlord shall be under no liability by reason of any such re-entry, repossession or removal. No such re-entry, repossession or removal shall be construed as an election by Landlord to terminate this Lease unless a notice of such termination is given to Tenant pursuant to Section 24(b) of this Part II.

(d) At any time or from time to time after a re-entry, repossession or removal pursuant to Section 24(c) of this Part II, whether or not the Term of this Lease shall have been terminated pursuant to Section 24(b) of this Part II, Landlord may (but, except to the extent expressly required by any applicable Law, shall be under no obligation to) relet the Premises (or any portion thereof) for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms and on such conditions and for such uses as Landlord, in its absolute discretion, may determine. Landlord may collect any rents payable by reason of such reletting. Except to the extent required by applicable Law, Landlord shall not be liable for any failure to relet the Premises (or any portion thereof) or for any failure to collect any rent due upon any such reletting. Any amounts collected from re-letting shall be credited against Tenant’s obligations under this Lease.

(e) No expiration or termination of the Term of this Lease pursuant to Section 24(b) of this Part II, by operation of law or otherwise, and no re-entry, repossession or removal pursuant to Section 24(c) of this Part II or otherwise, and no reletting of the Premises (or any portion thereof) pursuant to Section 24(d) of this Part II or otherwise, shall relieve Tenant of its liabilities and obligations hereunder that accrued prior to such termination or which accrue subsequent to such termination as a consequence of the Tenant’s default or which survive expiration or termination of this Lease pursuant to the express term hereof, all of which shall survive such expiration, termination, re-entry, repossession, removal or reletting.

(f) In the event of any expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all theretofore accrued and unpaid Fixed Rent, Additional Rent and other sums required to be paid by Tenant, in each case together with interest thereon at the Lease Default Rate from the due date thereof to and including the date of such expiration, termination, re-entry, repossession or removal; and thereafter, Tenant shall, until the end of what would have been the Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal and whether or not the Premises (or any portion thereof) shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages: (i) all Fixed Rent and recurring Additional Rent which would be payable under this Lease by Tenant in the absence of any such expiration, termination, re-entry, repossession or removal, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Section 24(d) of this Part II, after deducting from such proceeds all reasonable expenses of Landlord in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including, without limitation, fees and expenses of appellate proceedings), alteration costs and expenses of preparation for such reletting. Tenant shall pay such liquidated and agreed current damages on the dates on which Fixed Rent would be payable under this Lease in the absence of such expiration, termination, re-entry, repossession or removal, and Landlord shall be entitled to recover the same from Tenant on each such date.

(g) At any time after any such expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property thereof by reason of the occurrence of an Event of Default, whether or not Landlord shall have collected any liquidated and agreed current damages pursuant to Section 24(f) of this Part II, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the sum of (i) the excess, if any of (A) the aggregate of all Fixed Rent and recurring Additional Rent which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under Section 24(f) of this Part II to pay liquidated and agreed current damages) for what would be the then-unexpired Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal, discounted at the rate equal to the then current rate on U.S. Treasury obligations of comparable maturity to such Term (the “Treasury Rate”), but in no event greater than the non-default rate of interest for the Loan (such lower rate being referred to as the “Discount Rate”) over (B) the amount of such rental loss that Tenant proves Landlord could have reasonably avoided by commercially reasonable mitigation efforts, discounted at the Discount Rate for the same period, plus (ii) all reasonable legal fees and other costs and expenses incurred by Landlord and Lender as a result of Tenant’s default under this Lease. If any Law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such Law.

Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity, including the right of injunction. Tenant waives any rights of redemption granted by any Laws if Tenant is evicted or dispossessed, for any cause, or if Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the terms of this Lease. Further, without limitation of any other provision of this Lease, Tenant, on its own behalf and for its legal representatives, successors and assigns, and on behalf of all persons claiming through or under this Lease, together with creditors of all classes, and all other persons having an interest therein, does hereby waive, surrender and give up all right or privilege which it may or might have by reason of any present or future Law or decision, to redeem the Premises or have a continuance of this Lease for any part of the Term hereof after having been dispossessed or ejected therefrom by process of law or otherwise.

(h) In addition to the foregoing remedies set forth in this Section 24 and all other remedies available at law or in equity, and regardless of whether or not an Event of Default has occurred under this Lease, if Tenant has failed to perform any of its duties, obligations, covenants or agreements under this Lease, Landlord may give notice to Tenant that it has failed to perform any such duty, obligation, covenant or agreement (herein called a “Notice of Breach”). Any Notice of Breach delivered under this Section 24(h) shall not be deemed to be a notice of default under any provision of this Section 24 and shall not result, with or without the passage of time, in an Event of Default existing under this Lease; provided, that the delivery of any such Notice of Breach shall not limit Landlord’s right (which right will not be exercised without the consent of Lender so long as the Premises are subject to a Mortgage which requires Lender’s consent for the exercise thereof) to subsequently deliver notice (with respect to the same event or condition which is the subject of such Notice of Breach or any other event or condition) which will declare or, with the passage of time, result in an Event of Default hereunder. Further, after delivery of any such Notice of Breach, but without notice in the event of an emergency, if Tenant fails to cure such breach during the time that Tenant has to cure such breach under Section 24(a) above, Landlord may do whatever is reasonably necessary to cure such breach as may be appropriate under the circumstances for the account of and at the expense of Tenant. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including attorneys’ fees and expenses) so incurred, together with interest thereon at the Lease Default Rate from the date of payment, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord within thirty (30) days of written demand accompanied by reasonable supporting documentation.

LANDLORD ASSIGNMENT OF WARRANTIES

25. Landlord assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder with respect to the Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code (collectively, the “guaranties”). Such assignment shall remain in effect during the Term. Landlord hereby agrees to execute and deliver at Tenant’s expense such further documents, including powers of attorney (which shall contain indemnity agreements from Tenant to Landlord which shall be in form reasonably satisfactory to Landlord), as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment of guaranties effected or intended to be effected by this Article. Upon the occurrence of a termination or the expiration of this Lease, the guaranties shall automatically revert to Landlord.

RENT PAYMENTS

26. If Landlord’s interest in this Lease shall pass to another, or if the Fixed Rent or Additional Rent hereunder shall be assigned, or if a party other than Landlord shall become entitled to collect the Fixed Rent or Additional Rent due hereunder, then notice thereof shall be given to Tenant by Landlord in writing. Until such notice and proof shall be received by Tenant, Tenant may continue to pay the rent due hereunder to the one to whom, and in the manner in which, the last preceding installment of rent hereunder was paid, and each such payment shall fully discharge Tenant with respect to such payment.

Tenant shall not be obligated to recognize any agent for the collection of rent or otherwise authorized to act with respect to the Premises until written notice of the appointment and the extent of the authority of such agent shall be given to Tenant by the one appointing such agent.

HOLDOVER

27. If Tenant shall hold over after the expiration date of the Term, or if Tenant shall hold over after the date specified in any termination notice given by Tenant under Section 14(d) or 15(b) of this Part II, then, in either such event, Tenant shall be a month-to-month Tenant on the same terms as herein provided, except that the monthly Fixed Rent will be one and one-half (1.5) times the average monthly Fixed Rent payable by Tenant during the Initial Term or, if applicable, during the Extension Period immediately preceding such holdover period.

NOTICES

28. Whenever, pursuant to this Lease, notice or demand shall or may be given to either of the parties by the other, and whenever either of the parties shall desire to give to the other any notice or demand with respect to this Lease or the Premises, each such notice or demand shall be in writing, and any Laws to the contrary notwithstanding, shall not be effective for any purpose unless the same shall be given or served as follows: (a) by mailing the same to the other party by registered or certified mail, return receipt requested, (b) by delivery by nationally recognized overnight courier service provided a receipt is required, or (c) by email (provided, that with respect to notices delivered by email a copy of the notice, demand or request sent by email shall also be sent by one of the other methods set forth herein within one (1) business day), at its Notice Address set forth in Part I hereof, or at such other address as either party may from time to time designate by at least thirty (30) days’ prior written notice given to the other. The date of receipt of the notice or demand shall be deemed the date of the service thereof (unless delivery of the notice or demand is refused or rejected, in which case the date of such refusal or rejection shall be deemed the date of service thereof).

INDEMNITY

29. TENANT SHALL DEFEND LANDLORD AND ANY OF LANDLORD’S OWNERS, PARTNERS, TRUSTEES, BENEFICIAL OWNERS, MEMBERS, MANAGERS, EMPLOYEES, OFFICERS, DIRECTORS OR SHAREHOLDERS, TOGETHER WITH THE LENDER, AND ANY OWNER, PARTNER, MEMBER, MANAGER, TRUSTEE, BENEFICIAL OWNER, OFFICER, DIRECTOR, SHAREHOLDER, OR EMPLOYEE OF THE LENDER OR ANY HOLDER OF A PASS-THROUGH OR SIMILAR CERTIFICATE ISSUED BY THE LENDER (HEREIN, COLLECTIVELY, “INDEMNIFIED PARTIES” AND EACH, AN “INDEMNIFIED PARTY”) WITH RESPECT TO, AND SHALL PAY, PROTECT, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST, ANY AND ALL LIABILITIES, LOSSES, DAMAGES, PENALTIES, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES), CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS OR JUDGMENTS OF ANY NATURE WHATSOEVER, HOWEVER CAUSED, (A) TO WHICH ANY INDEMNIFIED PARTY IS SUBJECT BECAUSE OF LANDLORD’S OR LENDER’S ESTATE IN THE PREMISES (OTHER THAN THOSE CAUSED BY ANY NEGLIGENT ACT OR OMISSION (WHERE THERE IS A DUTY TO ACT) OF LANDLORD OR LENDER OR (B) ARISING FROM (I) INJURY TO OR DEATH OF ANY PERSON OR PERSONS OR DAMAGE TO OR LOSS OF PROPERTY, IN ANY MANNER ARISING THEREFROM, OCCURRING ON THE PREMISES OR CONNECTED WITH THE USE, NON-USE, CONDITION, OCCUPANCY, DESIGN, CONSTRUCTION, MAINTENANCE, REPAIR OR REBUILDING OF ANY THEREOF, WHETHER OR NOT SUCH INDEMNIFIED PARTY HAS OR SHOULD HAVE KNOWLEDGE OR NOTICE OF THE DEFECT OR CONDITIONS, IF ANY, CAUSING OR CONTRIBUTING TO SAID INJURY, DEATH, LOSS, DAMAGE OR OTHER CLAIM, (II) TENANT’S VIOLATION OF THIS LEASE, (III) ANY ACT OR OMISSION ON THE PREMISES OF TENANT OR ITS AGENTS, CONTRACTORS, LICENSEES, SUBTENANTS OR INVITEES, AND (IV) ANY CONTEST REFERRED TO IN SECTION 32(B) OF THIS PART II; PROVIDED, THAT TENANT SHALL NOT BE REQUIRED TO INDEMNIFY, DEFEND OR HOLD HARMLESS ANY INDEMNIFIED PARTY FOR ANY SUCH MATTERS ARISING DUE TO THE NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. TENANT COVENANTS UPON NOTICE FROM SUCH INDEMNIFIED PARTY TO DEFEND SUCH INDEMNIFIED PARTY IN SUCH ACTION, WITH THE EXPENSES OF SUCH DEFENSE PAID BY TENANT; PROVIDED, THAT IN CONNECTION WITH TENANT’S OBLIGATIONS TO PROVIDE A DEFENSE OF THE INDEMNIFIED PARTIES HEREUNDER, TENANT SHALL BE ENTITLED TO USE THE SAME COUNSEL TO DEFEND SUCH INDEMNIFIED PARTIES SO LONG AS DEFENSE OF MULTIPLE PARTIES IS REASONABLE UNDER THE CIRCUMSTANCES AND SO LONG AS SUCH COMMON DEFENSE DOES NOT LIMIT ANY REASONABLE

CLAIMS OR DEFENSES WHICH COULD BE RAISED BY ANY SUCH INDEMNIFIED PARTIES. THE OBLIGATIONS OF TENANT UNDER THIS SECTION 29 OF THIS PART II SHALL SURVIVE ANY TERMINATION OF THIS LEASE. ANY AMOUNTS PAYABLE TO ANY INDEMNIFIED PARTY HEREUNDER BY REASON OF THE APPLICATION OF THIS SECTION 29 SHALL BECOME DUE AND PAYABLE WITHIN THIRTY (30) DAYS FOLLOWING WRITTEN DEMAND THEREFOR ACCOMPANIED BY REASONABLE SUPPORTING DOCUMENTATION; AND IF NOT PAID WITHIN SUCH TIME PERIOD, SUCH AMOUNTS SHALL BEAR INTEREST AT THE LEASE DEFAULT RATE FROM THE DATE LOSS OR DAMAGE IS PAID BY SUCH INDEMNIFIED PARTY UNTIL PAID BY TENANT. FOR THE AVOIDANCE OF DOUBT, IN NO EVENT SHALL LANDLORD BE LIABLE FOR ANY DAMAGES ARISING FROM ANY ACT, OMISSION OR NEGLECT OF ANY THIRD PARTY, OTHER THAN THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANYONE ACTING BY THROUGH OR UNDER LANDLORD. IN NO EVENT SHALL TENANT BE RESPONSIBLE FOR LANDLORD’S OR LENDER’S PERSONAL PROPERTY.

LANDLORD AND TENANT INTEND THAT, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, THE INDEMNITIES AND RELEASES PROVIDED IN THIS LEASE BY TENANT FOR THE BENEFIT OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES (INCLUDING, WITHOUT LIMITATION, THE INDEMNITIES SET FORTH IN THIS SECTION 29 AND IN SECTION 41(e) OF PART II OF THIS LEASE), SHALL APPLY EVEN IF AND WHEN THE SUBJECT MATTER OF THE INDEMNITIES AND RELEASES ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES, OR ARISE AS A RESULT OF STRICT LIABILITY OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES, BUT (I) ONLY TO THE EXTENT SUCH NEGLIGENCE OR STRICT LIABILITY IS COVERED BY INSURANCE MAINTAINED BY TENANT IN ACCORDANCE WITH THE REQUIREMENTS OF THIS LEASE (OR WOULD BE COVERED IT TENANT MAINTAINED THE INSURANCE REQUIRED HEREUNDER, AND (II) IN NO EVENT SHALL TENANT BE OBLIGATED TO INDEMNIFY LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES WITH RESPECT TO MATTERS ARISING FROM THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

IN NO EVENT SHALL EITHER LANDLORD OR TENANT BE LIABLE UNDER THIS LEASE FOR ANY CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS OPPORTUNITY, ARISING UNDER OR IN CONNECTION WITH THIS LEASE.

TENANT TO COMPLY WITH MATTERS OF RECORD

30. Tenant agrees to perform all obligations of Landlord and pay all costs, expenses and other amounts (including, without limitation, any liquidated damages) which Landlord or Tenant may be required to pay in accordance with, and to comply and cause the Premises to comply in all respects with all of the terms and conditions of, any reciprocal easement agreement or any other agreement or document of record now affecting the Premises or hereafter executed or filed with Tenant’s written consent (each, herein referred to as a “Matter of Record”, and collectively as the “Matters of Record”) during the Term.

GUARANTY

31. Intentionally Omitted.

TAXES

32. (a) Subject to the provisions hereof relating to contests, Tenant shall pay and discharge, before any interest or penalties are due thereon (or Tenant shall pay all interest or penalties due to Tenant’s failure to pay and discharge), all of the following taxes, charges, assessments, ground rents, levies and other items (collectively, “tax” or “taxes”), even if unforeseen or extraordinary, which are imposed or assessed or are allocated for the period from and after the Lease Commencement Date during the Term, regardless of whether payment thereof is during or after the Term: all taxes of every kind and nature (including, without limitation, real, ad valorem, personal property, sales and use tax, and any taxes imposed on rents), on or with respect to the Premises, the Fixed Rent and Additional Rent (including, without limitation, ad valorem taxes) payable hereunder, this Lease or the leasehold estate created hereby; all charges and/or assessments for any easement or agreement maintained for the benefit of the Premises existing as of the Lease Commencement Date, entered into by Tenant following the Commencement Date or entered into by Landlord following the Commencement Date only with Tenant’s consent; and all general and special assessments, levies, water and sewer assessments and other utility charges, use charges, impact fees and rents and all other public charges and/or taxes whether of a like or different nature. Landlord shall promptly deliver to Tenant any bill or invoice Landlord receives with respect to any tax; provided, that the Landlord’s failure to deliver any such bill or invoice shall not limit Tenant’s obligation to pay such tax, provided that with respect to bills for any tax that Tenant does not receive directly from the applicable taxing authority, Tenant shall not be obligated to pay such tax prior to the date that is thirty (30) days following the date on which Tenant receives the applicable bill from Landlord. Landlord agrees to cooperate with Tenant to enable Tenant to receive tax bills directly from the respective taxing authorities. Nothing herein shall obligate Tenant to pay, and the term “taxes” shall exclude (unless the taxes referred to in clauses (i) and (ii) below are in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Premises (provided that any such substitution is evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof, or other documents or evidence that reasonably demonstrate that the applicable governmental authority intended for such tax or assessment to constitute a substitution for taxes), federal, state or local (i) franchise, capital stock or similar taxes, if any, of Landlord, (ii) income, excess profits or other taxes, if any, of Landlord, (iii) any estate, inheritance, succession, gift, capital levy or similar taxes of Landlord, (iv) taxes imposed upon Landlord under Section 59A of the Internal Revenue Code of 1986, as amended, or any similar state, local, foreign or successor provision, (v) any amounts paid by Landlord pursuant to the Federal Insurance Contribution Act (commonly referred to as FICA), the Federal Unemployment Tax Act (commonly referred to as FUTA), or any analogous state unemployment tax act, or any other payroll related taxes, including, but not limited to, any required withholdings relating to wages, (vi) any transfer taxes due as a result of the transfer or other disposition of any interest, other than Tenant’s (or any person claiming under Tenant), in the Premises or this Lease, to any person or entity, including, but not limited to, any transfer, capital gains, sales, gross receipts, value added, income, stamp, real property gains or withholding tax, and (vii) any interest, penalties, professional fees or other charges relating to any item listed in clauses (i) through (vi) above; provided, further, that Tenant is not responsible for making any additional payments in excess of amounts which would have otherwise been due, as tax or otherwise, but for a withholding requirement which relates to the particular payment and such withholding is in respect to or in lieu of a tax which Tenant is not obligated to pay; and provided, further, that if at any time during the Term of this Lease, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Landlord a tax upon the value of the Premises or any present or future improvement or improvements on the Premises, including, without limitation, any tax which uses rents received from Tenant as a means to derive value of the property subject to such tax, then all such levies and taxes or the part thereof so measured or based shall be payable by Tenant, but only to the extent that such levies or taxes would be payable if the Premises were the only property of Landlord, and Tenant shall pay and discharge the same as herein provided. In the event that any assessment against the Premises is payable in installments, Tenant may pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term, or which are appropriately allocated to the Term even if due and payable after the Term. Tenant shall deliver, or cause to be delivered, to Landlord, promptly upon Landlord’s written request, evidence reasonably satisfactory to Landlord and Lender that the taxes required to be paid pursuant to this Section 32 have been so paid and are not then delinquent.

After prior written notice to Landlord, at Tenant’s sole cost, Tenant may contest (including seeking an abatement or reduction of) in good faith any taxes agreed to be paid hereunder; provided, that (i) Tenant first shall satisfy any Legal Requirements, including, if required, that the taxes be paid in full before being contested or, if not required to be paid in full, such contest shall suspend the collection of such taxes, (ii) no Event of Default has occurred and is continuing and no Event of Default under this Lease shall occur as a result of such contest, and (iii) failing to pay such taxes will not subject Landlord or Lender to criminal or civil penalties or fines (unless Tenant agrees to pay such civil penalties or fines) or to prosecution for a crime, or result in the sale, forfeiture, termination, cancellation or loss of any portion of the Premises or any interest therein, or any Fixed Rent. Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and shall indemnify, defend and hold Landlord and Lender and all other Indemnified Parties harmless against any and all losses, judgments, decrees and costs (including, without limitation, all reasonable attorneys’ fees and expenses) in connection with any such contest in accordance with, and subject to, the provisions of Article 29 of this Lease, and shall promptly, after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. At Tenant’s sole cost, Landlord shall assist Tenant as reasonably necessary with respect to any such contest, including joining in and signing applications or pleadings. Any rebate applicable to any portion of the Term shall belong to Tenant.

INSURANCE

33. (a) Tenant shall maintain All-Risk also known as Special Form insurance for the Buildings for one hundred percent (100%) of their full replacement value, wither either an agreed amount form or waiver of co-insurance. In addition, Terrorism, Ordinance or Law, Equipment Breakdown, earthquake and flood coverage, with limits reasonably acceptable to Landlord shall be maintained, and Business Interruption loss of rental income should be provided in an amount equal to at least 100% of the annual rents and reimbursable expenses.

(b) Tenant also shall maintain General Liability and Commercial Auto coverage, including Broad Form Endorsement, on an occurrence basis; in combined policy limits of not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence for bodily injury and for property damage with respect to the Premises and for any owned, hired or non-owned vehicles.

(c) At all times when any construction is in progress, Tenant shall maintain or cause to be maintained by its contractors and subcontractors, with such companies reasonably approved by Landlord, customary builder’s risk insurance, completed value form, covering all physical loss, in an amount reasonably satisfactory to Landlord.

(d) Any insurance maintained by Tenant pursuant to this Section 33 shall name Landlord as an additional named insured and name any Lender as an additional insured and/or as loss payees, as appropriate, as their respective interests may appear.

(e) All proceeds received from such All-Risk and/or builder’s risk insurance shall be used in the first instance in accordance with Tenant’s obligations under Section 14 hereof and any surplus shall be retained by Tenant.

(f) Tenant shall maintain Workers Comp and Employers Liability coverage for anyone working at the Buildings with a waiver of subrogation in favor of Landlord.

(g) Tenant may carry such All-Risk and/or General Liability insurance through blanket insurance covering the Premises and other locations of Tenant and/or of Tenant’s affiliates, provided that such blanket insurance policy specifically designates the Premises and shall not be reduced by claims as to other property covered by such blanket policy; and Tenant may maintain the required limits in the form of excess and/or umbrella policies, provided that the other requirements set forth herein have been satisfied.

(h) All insurance coverage required to be carried hereunder shall be carried with insurance companies licensed to do business in the state in which the Property is located and which have a claims paying ability rating of “A” or better by S&P and a rating of “A2” or better by Moody’s, and shall require the insured’s insurance carrier to notify the Landlord and Lender at least thirty (30) days prior to any cancellation or material modification of such insurance. Notwithstanding the foregoing, Tenant may carry insurance with companies which are affiliated with Tenant (and do not meet the requirements herein) provided such insurance provided by such companies shall not exceed the deductible or self-insurance limitations herein. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

(i) Each insurance policy referred to above shall, to the extent applicable, contain standard non-contributory mortgagee clauses in favor of Lender and shall provide that it may not be canceled except after thirty (30) days prior notice to Landlord and Lender and that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any Lender pursuant to any provision of the Mortgage upon the happening of an event of default therein, or (iv) any change in title or ownership of any of the Premises. Any insurance policy may be written with a deductible of not more than Five Hundred Thousand and No/100 Dollars ($500,000.00); provided, that unless the long-term unsecured debt of Tenant is rated BBB or better by S&P and Baa2 or better by Moody’s, said deductible amounts may not exceed One Hundred Thousand and No/100 Dollars ($100,000.00).

(j) Tenant shall pay all premiums for the insurance required by this Section 33 as they become due, and shall renew or replace each policy, not less than fifteen (15) days prior to the expiration of such policy (and shall promptly provide evidence of such renewal to Landlord). Not less than fifteen (15) days after request from Landlord or Lender, Tenant shall deliver to Landlord and Lender a certificate of insurance of the then-existing policies of insurance maintained in accordance with this Lease, which certificate of insurance shall provide assurance that such policies may not be canceled except after at least thirty (30) days prior notice to Landlord and Lender. In the event of Tenant’s failure to comply with any of the foregoing requirements, Landlord shall be entitled to procure such insurance. Any sums so expended by Landlord, together with interest thereon from the date paid at the Lease Default Rate, shall be Additional Rent and shall be repaid by Tenant to Landlord, if accompanied by an invoice or other supporting documentation, immediately upon delivery of written demand therefor by Landlord.

LANDLORD AND TENANT EXCULPATION

34. Anything contained herein to the contrary notwithstanding, any claim based upon liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Premises and the rents, proceeds and profits therefrom and shall not be enforced against the Landlord individually or personally other than with respect to fraud or the misappropriation of insurance or Condemnation proceeds. In no event shall any partner, shareholder, trustee, manager, member, beneficial owner, officer, director or other owner or agent of Landlord have any liability under this Lease. Notwithstanding anything to the contrary contained in this Lease, Landlord, for itself and its successors and assigns, agrees that no incorporator of Tenant, subscriber to Tenant’s capital stock, shareholder, employee, agent, officer or director, past, present or future, of any corporation, or any partner, member or joint venturer of any partnership, limited liability company or joint venture that shall be Tenant hereunder shall have any personal liability for satisfaction of any claim or demand of whatsoever nature under or with respect to this Lease and no recourse shall be had by Landlord against any of the foregoing for the satisfaction of Landlord’s (or such person’s) remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

LANDLORD’S TITLE

35. The Premises are demised and let subject to the Permitted Encumbrances without representation or warranty by Landlord. The recital of the Permitted Encumbrances herein shall not be construed as a revival of any Permitted Encumbrance which has expired.

QUIET ENJOYMENT

36. Landlord warrants and agrees that so long as this Lease is in full force and effect, Tenant shall and may peaceably and quietly have, hold, and enjoy the Premises for the full Term, free from molestation, eviction, or disturbance by Landlord or by any other person(s) lawfully claiming by, through or under Landlord, subject, however, to the Permitted Encumbrances and the express provisions of this Lease. Notwithstanding anything to the contrary contained in this Lease, if Tenant is deprived of physical access to the Premises or any Parcel due to Landlord’s violation of this Section 36, which results in Tenant being unable to operate its business on the Premises or such Parcel in accordance with the terms of this Lease, then Tenant shall provide Landlord with written notice of such default, and Landlord shall have fifteen (15) days after receipt of such notice in which to cure such violation. If Landlord fails to cure such default within such fifteen (15) day period, Tenant shall send a second and final notice (marked as such on the outside of envelope), and if Landlord fails to cure such default within five (5) days after receipt of such second notice, then Tenant shall have the right to (i) bring a claim for damages against Landlord, (ii) bring a suit for specific performance to gain access to the Premises or Parcel, as applicable, (iii) exercise self-help rights that may be necessary for tenant to gain access to the Property or Parcel, as applicable, and conduct its business thereon in accordance with the terms of the Lease and/or (iv) offset against Rent any losses suffered or costs incurred by Tenant resulting from Landlord’s depriving Tenant of access to the Premises or any Parcel or violating the terms of this Section 36, including, without limitation, any costs incurred by Tenant to enter into a lease or occupancy agreement at another location (the “Substitute Location”) for the conduct of the business that Tenant was conducting on the Premises or Parcel, as applicable, prior to the breach (a “Substitute Space Agreement”) and any rental or other amounts payable under such Substitute Space Agreement for the period during which Tenant is unable to access the Premises or any Parcel until the date on which Tenant is again able to access the Premises or such Parcel, as applicable, and any payments made under or in connection with such Substitute Space Agreement if Tenant terminates the same prior to its stated expiration date in order to resume its operations in the Premises or the applicable Parcel after Landlord’s default has been cured.

[RESERVED]

37. [Reserved].

BROKER

38. Landlord and Tenant each represent and warrant that it has had no dealings or conversations with any real estate broker in connection with the negotiation and execution of this Lease other than Zimmer Real Estate Services, L.C. d/b/a Newmark Zimmer and Newmark Midwest Region, LLC d/b/a Newmark (“Broker”). LANDLORD AND TENANT EACH AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER AGAINST ALL LIABILITIES ARISING FROM ANY CLAIM OF ANY REAL ESTATE BROKERS OTHER THAN BROKER CLAIMING TO HAVE DEALT WITH LANDLORD OR TENANT, AS APPLICABLE, IN CONNECTION WITH THIS LEASE, INCLUDING COST OF COUNSEL FEES.

TRANSFER OF TITLE; INFORMATION REGARDING LANDLORD

39. (a) In the event of any transfer(s) of the title to the Premises, Landlord (and in the case of any subsequent transfer, the then-grantor) automatically shall be relieved from and after the date of such transfer, of all liability with respect to the performance of any obligations on the part of said Landlord contained in this Lease thereafter to be performed; provided that any amount then due and payable to Tenant by Landlord (or the then-grantor), and any other obligation then to be performed by Landlord (or the then-grantor) under this Lease, either shall be paid or performed by Landlord (or the then-grantor) or such payment or performance assumed by the transferee in writing; it being intended hereby that the covenants, conditions and agreements contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and with respect to their respective successive period of ownership. Landlord may freely transfer the Premises and this Lease without the consent of Tenant (but in all events subject to the provisions of Section 54 of this Lease); however, Landlord shall give Tenant notice of the transfer of its interest in the Premises by delivery of a Notice of Transfer in substantially the form attached to this Lease as Exhibit D; provided, that the failure to give such Notice of Transfer shall not be a default by Landlord under this Lease unless Landlord fails to inform Tenant thereof within ten (10) business days following Tenant’s written request therefor. Until Landlord gives Tenant notice in accordance with the terms of this Lease, or Tenant receives notice, of a transfer of the Premises by Landlord, Tenant may deal with Landlord as if it continued to be the owner of the Premises. If a controlling ownership interest in Landlord is transferred and, in connection therewith, the address for notices to Landlord is changed (subject to the provisions of Section 54 of this Lease), Landlord shall give Tenant notice of the transfer of such controlling ownership interest by delivery of a Notice of Transfer in substantially the form attached to this Lease as Exhibit D (provided, that the failure to give such Notice of Transfer shall not be a default by Landlord under this Lease unless Landlord fails to inform Tenant thereof within ten (10) business days following Tenant’s written request therefor); provided, further, that until Landlord gives, or Tenant receives, notice of such transfer and new address Tenant may correspond with the current owner of a controlling interest in Landlord at the prior address for notices to Landlord and all notices given to the current owner shall be deemed validly given for all purposes.

(b) In the event that from time to time Landlord desires to assign partially its interest in this Lease with respect to one of the Parcels but not all of the Parcels (the “Assigned Portion”), then Landlord, at its cost and expense, shall prepare a new Lease Agreement in the same form as this Lease (as applicable to the Assigned Portion, covering such Assigned Portion and reflecting the Allocated Fixed Rent Amount therefor (the “New Lease”)) which New Lease shall be subject to Tenant’s reasonable consent, with Landlord reimbursing Tenant for all of Tenant’s actual and reasonable out-of-pocket costs incurred in connection with the review and approval of such New Lease and the Modified Existing Lease (as hereinafter defined). Following the execution and delivery of the New Lease between Landlord’s assignee and Tenant, Landlord and Tenant agree that this Lease shall continue to exist with respect to all Parcels other than the Assigned Parcel (the “Remaining Portion”) on the terms and conditions of this Lease applicable to the Remaining Portion, including the Allocated Fixed Rent Amount with respect to the Remaining Portion (the “Modified Existing Lease”).In such event, Tenant shall execute any such New Lease within five (5) Business Days after the form of New Lease has been approved by Tenant and delivery to Tenant of an execution version thereof. In addition, Tenant shall, at no cost or expense to Tenant, execute and deliver to Landlord any other instruments and documents reasonably requested by Landlord in connection with the assignment that do not increase Tenant’s obligations or decrease Tenant’s rights under this Lease (or the New Lease or the Modified Existing Lease) in any manner, including any commercially reasonable SNDA Agreement that may be requested in connection with such transfer.

FINANCIAL REPORTING

40. (a). Tenant shall keep adequate records and books of account with respect to the Premises, in accordance with generally accepted accounting principles consistently applied “GAAP”).

(b). In the event Tenant or Tenant’s ultimate owner is not a publicly-traded company and is not otherwise required to file such financial statements with the U.S. Securities and Exchanges Commission, Tenant shall deliver to Landlord: (i) no later than one hundred twenty (120) days after the end of Tenant’s fiscal year, a consolidated balance sheet and related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows showing the financial position of Tenant as of the close of such fiscal year and the consolidated results of their operations during such year, in each case in the form and together with such additional information and reports as is provided to Tenant’s senior secured lender at such time (if any); and (ii) no later than sixty (60) days after the end of each fiscal quarter, (a) a consolidated balance sheet and related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows showing the financial position of the Tenant as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, in each case in the form and together with such additional information and reports as is provided to Tenant’s senior secured lender at such time (if any), all of which shall be in reasonable detail, together with, if applicable, quarterly site-level financials consistent with Tenant’s past practice, and (b) a reasonably detailed calculation of EBITDA (earnings before insurance, taxes, depreciation and amortization) with respect to the Tenant, together with such supporting materials and work papers as may be reasonably requested by Landlord. All such financial statements shall be prepared in accordance with GAAP, shall be certified to be accurate and complete by an officer or director of Tenant and (in the case of year-end statements) shall be audited.

(c). Tenant shall deliver written notice to Landlord within two Business Days after any rating agency downgrades, qualifies, or withdraws the credit rating of Tenant; provided that the failure to deliver such written notice shall not be a default under this Lease unless Tenant fails to deliver such notice within ten (10) business days following written request from Landlord.

HAZARDOUS MATERIALS

41. (a) For the purposes hereof, the term “Hazardous Materials” shall include, without limitation, any material, waste or substance which is (i) included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in or pursuant to any Laws, or subject to regulation under any Law; (ii) listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. Section 172.101, as enacted as of the date hereof or as hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or (iii) explosive, radioactive, asbestos, a polychlorinated biphenyl, petroleum or a petroleum product or waste oil, including, without limitation, perfluorinated chemicals (PFC) or per and polyfluoroalkyl substances (PFAS). The term “Environmental Laws” shall include all Laws pertaining to health, industrial hygiene, Hazardous Materials or the environment, including, but not limited to each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.

(b) Tenant covenants that, during the Term, it (i) will comply, and will cause the Premises to comply, with all Environmental Laws applicable to the Premises, but shall not be obligated to remove or remediate any Hazardous Materials existing at the Premises prior to the Commencement Date, (ii) will not use, and shall prohibit the use of the Premises by persons acting by, through or under Tenant, for the generation, manufacture, storage, handling, transfer, treatment, recycling, transportation, processing, production, refinement or disposal (each, a “Regulated Activity”) of any Hazardous Materials or for the storage, handling or disposal of Hazardous Materials (other than, in each case, in connection with the operation and maintenance of the Premises and in commercially reasonable quantities as a consumer thereof, subject to compliance with applicable Laws), (iii) (A) will not install or permit the installation on the Premises by persons acting by, through or under Tenant of any asbestos or asbestos-containing materials, underground storage tanks or surface impoundments and shall not permit any petroleum contamination by persons acting by, through or under Tenant in violation of applicable Environmental Laws originating on the Premises, and (B) with respect to any petroleum contamination on the Premises by Tenant or persons acting by, through or under Tenant, which originates from a source off the Premises, Tenant shall notify all responsible third parties and appropriate government agencies (collectively, “Third Parties”) and shall prosecute the cleanup of the Premises by such Third Parties, including, without limitation, undertaking legal action, if necessary, to enforce the cleanup obligations of such Third Parties and, to the extent not done so by such Third Parties and to the extent technically feasible and commercially practicable, Tenant shall remediate such petroleum contamination, and (iv) shall cause any alterations of the Premises by Tenant or any persons acting by, through or under Tenant to be done in a way which complies with applicable Laws relating to exposure of persons working on or visiting the Premises to Hazardous Materials and, in connection with any such alterations, shall remove any Hazardous Materials present upon the Premises introduced by Tenant or any persons acting by, through or under Tenant, which are not in compliance with applicable Environmental Laws, provided that Tenant shall not be obligated to remove or remediate any Hazardous Materials existing at the Premises prior to the Commencement Date.

Notwithstanding any provision of this Lease to the contrary, Landlord agrees that Tenant may use and store household and commercial cleaners and chemicals to maintain the Premises, provided that such use and storage are in compliance with all Environmental Laws. Landlord and Tenant acknowledge that any or all of the cleaners and chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use and store the same as herein set forth, provided, that in doing so Tenant complies with all Laws. For the purposes of subdivisions (c) and (d) of this Article, the term “Hazardous Materials” shall exclude the Hazardous Materials used as permitted in this paragraph.

(c) If, at any time during the Term, Hazardous Materials shall be found in, on or under the Premises, then solely if such Hazardous Materials shall have been introduced by Tenant or persons acting by, through or under Tenant, Tenant shall (at Tenant’s sole expense), or shall cause such responsible Third Parties to, promptly commence and diligently prosecute to completion all investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, “Remedial Work”) to the extent required by Environmental Laws, and in compliance with Environmental Laws, and at Tenant’s sole cost; provided, that except as otherwise expressly provided in this subparagraph (c), Landlord shall not be required to accept any institutional control (such as a deed restriction) that restricts the permitted use of the Premises or any real property as a condition to any remedial plan approved by any governmental agency in connection with such Remedial Work. The Remedial Work required of Tenant under this Lease shall be limited to achieving clean-up standards applicable to commercial use of the Premises as provided herein (“Commercial Closure”), if allowed under applicable Environmental Laws and if approved by the applicable governmental authority with jurisdiction over the Premises, Hazardous Materials and Remedial Work; provided, that the Hazardous Materials left in place would not reasonably be expected to cause or threaten to cause current or future migration of such Hazardous Materials from the environmental media in which such Hazardous Materials are present to other environmental media or to other properties in excess of applicable regulatory standards permitted under applicable Legal Requirements; and provided, further, that nothing contained in this Section 41(c) shall be deemed to limit the obligations of the Tenant under any other provision of this Section 41 including, without limitation, the indemnification obligations of the Tenant under Section 41(e) of this Part II. In the event an institutional control (such as a deed restriction, environmental land use restriction, or activity and use limitation) that restricts the permitted use of or activities on the Premises (hereinafter a “Restriction”) is required in order to achieve Commercial Closure, prior to submitting any proposed plan for Remedial Work to a governmental authority which proposes such a Restriction or performing or implementing such Remedial Work or actually recording any Restriction in the relevant real property records, Tenant shall submit such Restriction to Landlord for review and approval. Landlord shall not unreasonably withhold, condition or delay its approval of any such Restrictions (i) so long as the condition set forth in subpart (iii) of this sentence is satisfied, which require that the Premises not be used for residential purposes, for a day care facility, or for agricultural purposes, (ii) so long as the condition set forth in subpart (iii) of this sentence is satisfied and the Premises are adequately served by a municipal water supply, which prohibit the use of the ground water underlying the Premises, or (iii) so long as such Restrictions would not reasonably be likely to result in a material decrease in the fair market value of the Premises based upon the use of the Premises as commercial property, would not reasonably be likely to materially affect the marketability of the Premises or the ability to obtain financing secured by the Premises based upon the use of the Premises as commercial property.

(d) To the extent that Tenant has actual knowledge thereof, Tenant shall promptly provide notice to Landlord of any of the following matters occurring during the Term:

(i) any proceeding or investigation commenced or threatened in writing by any governmental authority with respect to the presence of any Hazardous Material affecting the Premises;

(ii) intentionally omitted;

(iii) all written notices of any pending or threatened investigation or claims made or any lawsuit or other legal action or proceeding brought by any person against (A) Tenant or the Premises, or (B) any other party occupying the Premises or any portion thereof, in any such case relating to any loss or injury allegedly resulting from any Hazardous Material or relating to any violation or alleged violation of Environmental Laws;

(iv) the discovery of any occurrence or condition on the Premises, of which Tenant becomes actually aware and which is not corrected within ten (10) days, or written notice received by Tenant of an occurrence or condition on any real property adjoining or in the vicinity of the Premises, which reasonably could be expected to lead to the Premises or any portion thereof being in violation of any Environmental Laws or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Laws or which might subject Landlord or Lender to any Environmental Claim. “Environmental Claim” means any claim, action, investigation or written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Materials at or from the Premises, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and

(v) the commencement and completion of any Remedial Work.

(e) TENANT SHALL BE SOLELY RESPONSIBLE FOR AND SHALL DEFEND, REIMBURSE, INDEMNIFY AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL DEMANDS, CLAIMS, ACTIONS, CAUSES OF ACTION, ASSESSMENTS, LOSSES, DAMAGES, LIABILITIES (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITIES), INVESTIGATIONS, WRITTEN NOTICES, COSTS AND EXPENSES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, REASONABLE EXPENSES OF INVESTIGATION BY ENGINEERS, ENVIRONMENTAL CONSULTANTS AND SIMILAR TECHNICAL PERSONNEL AND REASONABLE FEES AND DISBURSEMENTS OF COUNSEL), ARISING OUT OF, IN RESPECT OF OR IN CONNECTION WITH (I) INTENTIONALLY OMITTED, (II) THE

OCCURRENCE OF ANY REGULATED ACTIVITY BY TENANT OR ANY PERSONS ACTING BY, THROUGH OR UNDER TENANT AT, ON OR UNDER THE PREMISES AT ANY TIME DURING THE TERM OF THIS LEASE, (III) ANY ENVIRONMENTAL CLAIM WITH RESPECT TO THE PREMISES AGAINST ANY INDEMNIFIED PARTY ARISING FROM THE PRESENCE OF HAZARDOUS MATERIALS INTRODUCED BY TENANT OR ANY PERSONS ACTING BY, THROUGH OR UNDER TENANT DURING THE TERM OF THIS LEASE, (IV) THE RELEASE OR THREATENED RELEASE BY TENANT OR ANY PERSONS ACTING BY, THROUGH OR UNDER TENANT DURING THE TERM OF THIS LEASE OR PRESENCE OF ANY HAZARDOUS MATERIALS INTRODUCED BY TENANT OR ANY PERSONS ACTING BY, THROUGH OR UNDER TENANT DURING THE TERM OF THIS LEASE AT, ON, UNDER OR FROM THE PREMISES, REGARDLESS OF HOW DISCOVERED, OR (V) ANY REMEDIAL WORK REQUIRED TO BE PERFORMED PURSUANT TO ANY ENVIRONMENTAL LAW OR THE TERMS HEREOF WITH RESPECT TO MATTERS CAUSED BY TENANT OR ANY PERSONS ACTING BY, THROUGH OR UNDER TENANT, DURING THE TERM OF THIS LEASE.

(f) Upon Landlord’s request, at any time after the occurrence and during the continuation of an Event of Default hereunder or at such other time as Landlord has reasonable grounds to believe that Hazardous Materials (except to the extent those substances are permitted to be used by Tenant under Section 41(b) of this Part II in the ordinary course of its business and in compliance with all Environmental Laws) are or have been released, stored or disposed of on or around the Premises by Tenant or any person acting by, through or under Tenant during the Term of this Lease or that the Premises may be in violation of the Environmental Laws due to any acts or omissions (where these is a duty to act) of Tenant or any person acting by, through or under Tenant during the Term of this Lease, Tenant shall provide, at Tenant’s sole cost and expense, an inspection or audit of the Premises prepared by a hydrogeologist or environmental engineer or other appropriate consultant reasonably approved by Landlord indicating the presence or absence of the reasonably suspected Hazardous Materials on the Premises or an inspection or audit of the Premises prepared by an engineering or consulting firm reasonably approved by Landlord indicating the presence or absence of friable asbestos or substances containing asbestos on the Premises. If Tenant fails to provide such inspection or audit within thirty (30) days after such request, Landlord may, following a second notice and the expiration of five (5) additional days in which Tenant shall have failed to provide such inspection or audit, order the same, and Tenant hereby grants to Landlord and Lender and their respective employees, contractors and agents access to the Premises (which access shall be in accordance with Section 12 of this Lease) and a license to undertake such inspection or audit. The cost of such inspection or audit, together with interest thereon at the Lease Default Rate from the date Tenant is provided with written confirmation of costs incurred by Landlord until actually paid by Tenant, shall be paid by Tenant within thirty (30) days of written demand therefor accompanied by reasonable supporting documentation.

(g) Without limiting the foregoing, where recommended by any other “Phase I” or “Phase II” assessment and where the particular conditions on the Premises which formed the basis for such recommendation exists due the introduction of Hazardous Materials on the Premises by Tenant or any person acting by, through or under Tenant during the Term of this Lease Tenant shall establish and comply with an operations and maintenance program relative to the Premises, in form and substance acceptable to Landlord, prepared by an environmental consultant reasonably acceptable to Landlord, which program shall address any Hazardous Materials (including, without limitation, asbestos-containing material or lead based paint) that are introduced by Tenant or any person acting by, through or under Tenant during the Term of this Lease. Without limiting the generality of the preceding sentence, Landlord may require (i) periodic notices or reports to Landlord in form, substance and at such intervals as Landlord may specify to address matters raised in the applicable “Phase I” or “Phase II” assessment, (ii) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (iii) at Tenant’s sole cost and expense, supplemental examination of the Premises by consultants reasonably acceptable to Landlord to address such Hazardous Materials introduced by Tenant or any person acting by, through or under Tenant during the Term of this Lease and raised in the “Phase I” or “Phase II” assessment, (iv) access to the Premises upon reasonable notice, by Landlord or Lender, and their respective agents or servicer, to review and assess the environmental condition of the Premises and Tenant’s compliance with any operations and maintenance program (which access shall be in accordance with the provisions of Section 12 of this Lease), and (v) variation of the operation and maintenance program in response to the reports provided by any such consultants. The phrase, “introduced by Tenant or any person acting by, through or under Tenant” or any similar phrase shall mean any Hazardous Materials introduced by any act or omission (where there is a duty to act) (including any negligent act or omission (where there is a duty to act)) of Tenant or any affiliate, employee, contractor, agent, licensee, or invitee of Tenant, but shall not include any Hazardous Materials introduced by any act or omission (including any negligent act or omission) of any third-party not expressly included within the immediately preceding definition.

(i) The indemnity obligations of the Tenant and the rights and remedies of the Landlord under this Section 41 shall survive the expiration or termination of this Lease.

WAIVER OF LANDLORD’S LIEN

42. Landlord hereby waives any right to distrain trade fixtures, inventory and other personal property of Tenant and any landlord’s lien or similar lien upon trade fixtures, inventory and any other personal property of Tenant regardless of whether such lien is created or otherwise.

ESTOPPEL CERTIFICATE

43. Landlord and Tenant agree to deliver to each other, from time to time as reasonably requested in writing, and within a reasonable period of time after receipt of such request, an estoppel certificate, addressed to such persons as the requesting party may reasonably request, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), the dates to which any Fixed Rent due hereunder has been paid in advance, if any, that to the knowledge of the signer of such certificate, no default hereunder by either Landlord or Tenant exists hereunder (or specifying each such default to which this signer may have knowledge), together with such other information as Landlord or Tenant may reasonably require with respect to the status of this Lease and Tenant’s use and occupancy of the Premises.

NOTICE OF LEASE

44. Upon the request of either party hereto, Landlord and Tenant agree to execute a short form Notice of Lease or Memorandum of Lease in recordable form, setting forth information regarding this Lease, including, without limitation, if available, the dates of commencement and expiration of the Term. All taxes, fees, costs and expenses of recording such Notice of Lease or Memorandum of Lease shall be paid by Tenant unless otherwise agreed in writing by Landlord.

MISCELLANEOUS

45. (a) This Lease shall be governed and construed in accordance with the Laws of the State of Missouri.

(b) The headings of the Sections of Part I and Part II, are for convenient reference only, and are not to be construed as part of this Lease.

(c) The language of this Lease shall be construed according to its plain meaning, and not strictly for or against Landlord or Tenant; and the construction of this Lease and of any of its provisions shall be unaffected by any argument or claim that this Lease has been prepared, wholly or in substantial part, by or on behalf of Tenant or Landlord.

(d) Landlord and Tenant each warrant and represent to the other, that each has full right to enter into this Lease and that there are no impediments, contractual or otherwise, to full performance hereunder.

(e) This Lease shall be binding upon the parties hereto and shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Landlord and the successors and assigns of Tenant.

(f) In the event of any suit, action, or other proceeding at law or in equity, by either party hereto against the other, by reason of any matter arising out of this Lease, the prevailing party shall recover, not only its legal costs, but also reasonable attorneys’ fees (to be fixed by the Court) for the maintenance or defense of said suit, action or other proceeding, as the case may be.

(g) A waiver by either party of any breach(es) by the other of any one or more of the covenants, agreements, or conditions of this Lease, shall not bar the enforcement of any rights or remedies for any subsequent breach of any of the same or other covenants, agreements, or conditions.

(h) This Lease and the referenced schedules and exhibits set forth the entire agreement between the parties hereto and may not be amended, changed or terminated orally or by any agreement unless such agreement shall be in writing and signed by Tenant and Landlord and approved in writing by the Lender.

(i) If any provision of this Lease or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.

(j) The submission of this Lease for examination does not constitute a reservation of or agreement to lease the Premises; and this Lease shall become effective and binding only upon proper execution and unconditional delivery thereof by Landlord and Tenant. This Lease may be executed in several counterparts, including via DocuSign, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart. PDF signatures transmitted by e-mail shall be deemed to be originals.

(k) When the context in which words are used in this Lease indicates that such is the intent, words in the singular number shall include the plural and vice versa, and words in the masculine gender shall include the feminine and neuter genders and vice versa. Further, references to “person” or “persons” in this Lease shall mean and include any natural person and any corporation, partnership, joint venture, limited liability company, trust or other entity whatsoever.

(l) All references to “business days” contained herein are references to normal working business days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays.

(m) Time is of the essence in the payment and performance of the obligations of Tenant under this Lease.

(n) In the event that the Landlord hereunder consists of more than one (1) person, then all obligations of the Landlord hereunder shall be joint and several obligations of all persons named as Landlord herein. If any such person directly or indirectly transfers its interest in the Premises, whether by conveyance of its interest in the Premises, merger or consolidation or by the transfer of the ownership interest in such person, such transferee and its successors and assigns shall be bound by this subparagraph (n). All persons named as Landlord herein shall collectively designate a single person (the “Designated Person”) to be the person entitled to give notices, waivers and consents hereunder. If Landlord consists of only one person, such person shall be the Designated Person. Landlord agrees that Tenant may rely on a waiver, consent or notice given by such Designated Person as binding on all other persons named as Landlord herein; provided, that any amendment, change or termination of this Lease which is permitted under Section 45(h) of this Part II must be signed by all persons named as Landlord. The Designated Person shall be the only person entitled to give notices hereunder by the Landlord, and Tenant may disregard all communications from any other person named as Landlord herein, except as provided in the immediately following sentence. The identity of the Designated Person may be changed from time to time by ten (10) business days’ advance written notice to the Tenant signed by either the Designated Person or by all persons named as Landlord herein.

(o) TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON, OR IN RESPECT OF, ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR ARISING OUT OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

(p) ANY CONTROVERSY OR DISPUTE RELATED TO THIS AGREEMENT, SHALL BE DETERMINED BY BINDING ARBITRATION BY, AND UNDER THE Expedited Procedures provisions (Rules E-1 through E-10 in the current edition) OF THE COMMERCIAL ARBITRATION RULES (THE “COMMERCIAL RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION, OR ITS SUCCESSOR. HEARINGS ON SUCH ARBITRATION SHALL BE HELD IN THE STATE OF NEW YORK IN A LOCATION MUTUALLY AGREEABLE TO LANDLORD AND TENANT. ANY SUCH CONTROVERSY SHALL BE ARBITRATED BY THREE (3) ARBITRATORS WHO SHALL BE IMPARTIAL AND SHALL BE APPOINTED UNDER THE COMMERCIAL RULES. THE ARBITRATORS SHALL HEAR AND DETERMINE SAID CONTROVERSY IN ACCORDANCE WITH APPLICABLE LAW AND THE INTENTION OF THE PARTIES AS EXPRESSED IN THIS AGREEMENT, AS THE SAME MAY HAVE BEEN DULY MODIFIED IN WRITING BY THE PARTIES PRIOR TO THE ARBITRATION, UPON THE EVIDENCE PRODUCED AT AN ARBITRATION HEARING SCHEDULED AT THE REQUEST OF EITHER PARTY. SUCH PRE-ARBITRATION DISCOVERY SHALL BE PERMITTED AS IS AUTHORIZED UNDER THE COMMERCIAL RULES OR STATE LAW APPLICABLE TO ARBITRATION PROCEEDINGS. THE AWARD SHALL BE EXECUTED BY AT LEAST TWO (2) OF THE THREE (3) ARBITRATORS, BE RENDERED WITHIN THIRTY (30) DAYS AFTER THE CONCLUSION OF THE HEARING, AND MAY INCLUDE ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY PER SECTION 45(F) HEREOF. JUDGMENT MAY BE ENTERED ON THE AWARD IN ANY COURT OF COMPETENT JURISDICTION NOTWITHSTANDING THE FAILURE OF A PARTY DULY NOTIFIED OF THE ARBITRATION HEARING TO APPEAR THEREAT. BY EXECUTING THIS AGREEMENT YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER APPLICABLE LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

STATE SPECIFIC PROVISIONS

46. THIS LEASE CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

LEASEHOLD MORTGAGEE PROVISIONS

47. (a)Notwithstanding anything in this Lease to the contrary, Tenant may encumber Tenant’s interest in this Lease by loan(s) secured by a mortgage(s) or deed(s) of trust (with any holder of any such mortgage(s) or deed(s) of trust being referred to as a “leasehold mortgagee”, and the mortgage(s) or deed(s) of trust being referred to herein as a “Leasehold Mortgage”) without Landlord’s consent. No Leasehold Mortgage shall extend to or affect the fee or reversionary interest of Landlord in and to the Premises.

(b) If Tenant or a leasehold mortgagee shall forward to Landlord a notice setting forth the name and address of said leasehold mortgagee (a “Lender Notice”), then, until the time, if any, that said Leasehold Mortgage shall be satisfied of record or assigned:

(c) If Landlord shall give any notice of default or other event that would entitle Landlord to terminate or rescind this Lease (a “Default Notice”) to Tenant hereunder, Landlord shall at the same time give a copy of each such Default Notice to said leasehold mortgagee at the address theretofore designated by Tenant or said leasehold mortgagee. Each copy of a Default Notice shall be given in the same manner required hereunder for notices to Tenant. No Default Notice given by Landlord to Tenant shall be effective against any leasehold mortgagee until a copy thereof shall have been so given to such leasehold mortgagee, and Landlord shall forebear from terminating this Lease under Section 24 by reason of such default. Any leasehold mortgagee shall have the same time period provided to Tenant to perform (or cause to be performed) any term, covenant, condition or agreement and to remedy any default by Tenant hereunder, and Landlord shall accept such performance by said leasehold mortgagee within such time period with the same force and effect as if furnished by Tenant; and

(d) If Landlord shall give a Default Notice to Tenant pursuant to the provisions of Section 24 of this Lease, and if such default shall not be remedied within the applicable grace period provided for in Section 24 of this Lease, and Landlord shall become entitled to re-enter the Premises or serve a notice of election to terminate this Lease pursuant to Section 24 of this Lease, or to commence a proceeding to dispossess Tenant, re-enter the Premises, or terminate this Lease and the leasehold estate of Tenant hereunder by reason of such default, then, before doing any of the foregoing or otherwise interfering with Tenant’s possession and quiet enjoyment of the leasehold estate granted hereunder, Landlord shall (x) have given notice of such Event of Default to said leasehold mortgagee, after which such leasehold mortgagee shall have the same cure period provided to Tenant pursuant to the terms of this Lease; or (y) if possession of the Premises is required in order to cure the default, provided Rent is paid current throughout and any and all defaults that can be cured without possession of the Premises are cured by such leasehold mortgagee, Landlord shall allow such leasehold mortgagee to institute foreclosure proceedings and obtain possession directly or through a receiver, and to prosecute such proceedings with diligence and continuity, and upon obtaining such possession, cure such default within the cure period, if any, provided to Tenant pursuant to the terms of this Lease, such cure period to begin upon such leasehold mortgagee obtaining possession of the Premises, in which event (in the case of clauses (x) and (y) above) Landlord shall not terminate this Lease pursuant to Section 24 of this Lease or otherwise, re-enter the Premises, give notice of election to terminate this Lease or commence a proceeding to dispossess Tenant, so long as said leasehold mortgagee is diligently and continuously engaged in curing such default.

(e) Nothing herein shall preclude Landlord from exercising any of its rights or remedies with respect to any other default by Tenant during any period of such forbearance, but in such event said leasehold mortgagee shall have all of the rights and protections hereinabove provided for. If said leasehold mortgagee, or its nominee, or a purchaser at a foreclosure sale, shall acquire title to Tenant’s leasehold estate hereunder, directly or indirectly, and shall cure all defaults of Tenant hereunder which are reasonably susceptible of being cured by said leasehold mortgagee, or by said purchaser, as the case may be, including all defaults in the payment of money, then the defaults of any prior holder of Tenant’s leasehold estate hereunder which are personal to Tenant and not reasonably susceptible of being cured by said leasehold mortgagee (or by said purchaser) shall no longer be deemed to be defaults hereunder.

(f) If this Lease shall terminate pursuant to Section 24 of this Lease hereof, or shall otherwise terminate by reason of a default of Tenant hereunder, or bankruptcy or similar proceedings, whether or not the leasehold mortgagee has exercised its rights prior thereto pursuant to the provisions of this Section 47, and if within ten (10) after Landlord has given to leasehold mortgagee notice of such termination, said leasehold mortgagee shall request Landlord to enter into a new lease of the Premises pursuant to this Section 47(f), then Landlord shall enter into a new lease with said leasehold mortgagee (or its nominee), within thirty (30) days after the giving of notice by said leasehold mortgagee, so long as said leasehold mortgagee shall comply with the following provisions of this Section 47. Said new lease shall commence, and rent and all obligations of the Tenant under the new lease shall accrue, as of the date of termination of this Lease. The term of said new lease shall continue for the period which would have constituted the remainder of the Term had this Lease not been terminated, and shall be upon all of the terms, covenants, conditions, conditional limitations and agreements contained herein which were in force and effect on the date of termination of this Lease. Said leasehold mortgagee shall, simultaneously with, and as a condition of, the delivery of the new lease, pay to Landlord (x) all rent then due under this Lease on the date of termination of this Lease and remaining unpaid; and (y) all costs and expenses, including reasonable attorney’s fees, court costs and litigation expenses, incurred by Landlord in connection with such termination, the recovery of possession of the Premises and the preparation, execution and delivery of said new lease.

(g) Notwithstanding anything to the contrary in this Lease, a leasehold mortgagee may: (1) exercise its rights through an affiliate, assignee, designee, nominee or subsidiary, acting in its own name or in leasehold mortgagee’s name (and anyone acting on behalf of a leasehold mortgagee under this Section 47(g) shall automatically have the same protections, rights and limitations of liability as leasehold mortgagee); (2) refrain from curing any default by Tenant; and (3) abandon any cure of a default by Tenant at any time, provided however that any leasehold mortgagee failing to make the payments required by Section 47(f) shall not be entitled to the delivery of a new lease pursuant to said Section 47(f), and provided, further, that nothing herein shall be construed to limit Landlord’s rights in respect of a default by Tenant which is not so cured.

(h) No leasehold mortgagee shall have any liability under this Lease unless and until it becomes the Tenant hereunder and then only for so long as it remains the owner of the leasehold estate created hereby.

(i) Landlord hereby agrees to reasonably cooperate with Tenant, any leasehold mortgagee to execute such amendments to this Lease as are reasonably requested by such leasehold mortgagee or to correct any errors herein contained; provided, however, no such amendments shall decrease the rent, or have any other adverse effect on Landlord’s rights under this Lease, or impose any additional obligations on Landlord, except, in each case, to a de minimis extent.

RIGHT OF FIRST OFFER

48. (a) Subject to the terms and conditions set forth in this Section 48, if Landlord proposes to consummate a Disposition (as hereinafter defined), Tenant shall have the right of first offer to enter into the Disposition on the terms and conditions set forth herein (“Right of First Offer (Sale)”). Prior to any proposed Disposition (whether based on Landlord’s determination to sell or otherwise enter into a Disposition, or in response to an offer from a third party, or otherwise), Landlord will give Tenant a notice (the “ROFO Notice”) which ROFO Notice shall (i) identify the Sale Asset (as hereinafter defined) and, if the Sale Asset is an Interest constituting less than 100% of the Interests, the identity of the other members or partners comprising the balance of the 100%; and (ii) set forth (aa) Seller’s (as hereinafter defined) intended consideration (e.g., the purchase price, rent or other consideration for the Disposition) (the “Offer Price”); (bb) any allocation of closing costs to purchaser (including, without limitation, which party will bear any transfer taxes); and (cc) whether any Seller financing shall be provided and whether the sale shall be all cash or include the assumption of any existing financing (the items in this clause (cc), the “Financing Sale Terms”) and Tenant may, within thirty (30) days after receipt of the ROFO Notice (the “Election Period”), deliver written notice to Landlord indicating a desire to enter into the Disposition set forth in the ROFO Notice (the “Election Notice”). If Tenant delivers the Election Notice within the Election Period, then Landlord and Tenant shall promptly negotiate in good faith, execute and exchange legal documents reflecting the terms set forth in the ROFO Notice for the Disposition (the “ROFO Contract”) and otherwise reflecting that such Sale Asset shall be sold on an “As-Is” basis, containing customary representations and warranties that are otherwise reasonable for such Disposition (taking into account the fact that Seller has never operated the Sale Asset) and such other terms mutually and reasonably acceptable to the parties. The ROFO Contract shall be negotiated, executed and exchanged by Landlord and Tenant in good faith and in a commercially reasonable manner within fifteen (15) days after the date Tenant delivers the Election Notice to Landlord (“Negotiation Period”), and Landlord and Tenant shall consummate such Disposition subject to and in accordance with the terms and conditions of the ROFO Contract. If, (A) prior to the expiration of the Election Period Tenant fails to deliver the Election Notice to Landlord, (B) the parties fail to enter into the ROFO Contract within the Negotiation Period despite having negotiated in good faith and in a commercially reasonable manner during the Negotiation Period, or (C) the ROFO Contract is executed by all parties thereto prior to the expiration of the Negotiation Period, but Tenant notifies Landlord in writing following the execution of the ROFO Contract but prior to the expiration of the Negotiation Period that Tenant is terminating the ROFO Contract pursuant to the applicable provision of the ROFO Contract that expressly permits Tenant to terminate the ROFO Contract prior to the expiration of the Negotiation Period (the date on which any of the events described in the foregoing clauses (A) through (C) occurs, the “ROFO Waiver Date”), Landlord may effectuate the Disposition with respect to the Sale Asset set forth in the ROFO Notice with a third party, but if (x) the consideration for any such Disposition shall be less than 95% of the Offer Price (such calculation to be based on the original Offer Price and any change in the allocation of closing costs) or there is a Change in Other Material Terms, or (y) Seller does not consummate such Disposition within two hundred seventy (270) days after the applicable ROFO Waiver Date, Tenant’s Right of First Offer (Sale) shall be reinstated, and prior to consummating any Disposition, Landlord must again first offer the applicable Sale Asset to Tenant in accordance with this Article 34. For purposes of the foregoing, “Change in Other Material Terms” shall mean Seller has provided for (if not specified in the ROFO Notice), or has modified in a manner materially more favorable to the counterparty to the Disposition than specified in the ROFO Notice, the Financing Sale Terms.

(b) If one or more Parcels is being offered together with any other property or assets, (i) the ROFO Notice and Offer Price shall cover only such Parcel, (ii) the Offer Price of such Parcel shall be a reasonable allocation of the value of thereof; (iii) Tenant shall only have the right to purchase such Parcel and not any other property or assets being offered together with such Parcel, (iv) the ROFO Notice shall be structured in a manner that makes clear Tenant is permitted to exercise the Right of First Offer (Sale) contemplated in this Article 48 solely with respect to such Parcel, and Tenant will not have any right or obligation to purchase any other properties or assets in connection therewith.

(c) For the avoidance of doubt, the default on the part of Tenant or Landlord under the ROFO Contract shall not constitute a default on the part of Tenant or Landlord under this Lease.

(d) If there are any disputes between Landlord and Tenant regarding a Disposition as to (i) whether or when Tenant received an effective ROFO Notice and/or (ii) whether Tenant waived or elected not to consummate the Disposition pursuant to and in accordance with this Lease, such dispute shall be resolved by Expedited Arbitration in accordance with the provisions of Section 45(p) of this Lease.

(e) As used herein, “Disposition” means (A) a sale of Landlord’s fee interest in the Buildings or any of them; or (B) a sale, transfer or assignment of fifty percent (50%) or more of the direct or indirect ownership or economic interests in Landlord (each, an “Interest” and collectively, the “Interests”), in one or more transactions over a two (2)-year period; or (C) a ground lease of the Premises or any Parcel, “Sale Asset” means the asset which is the subject of the Disposition, and “Seller” means the transferor of the Sale Asset pursuant to a Disposition. The foregoing notwithstanding, Tenant’s Right of First Offer (Sale) shall not apply in connection with any Excluded Transfer. “Excluded Transfer” means any of the following: (i) any sale or transfer of the Premises (or any portion thereof ) or sale or transfer of any direct or indirect interest in Landlord to any affiliate of Landlord, (ii) any sale or transfer of the Premises (or any portion thereof) to a Lender upon a foreclosure or delivery of a deed-in-lieu of foreclosure and the first subsequent transfer by said Lender or Lender’s designee, or (iii) any sale or transfer of the Premises (or any portion thereof) to another entity in a different investment vehicle, so long as such investment vehicle (y) is managed by Fortress Investment Group or an affiliate thereof and (z) is created for the purpose of owning other real estate, not solely for the purpose of owning one or more of the Parcels.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the Date of Lease above written.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Date of Lease.

LANDLORD:

FNLR FORTUNA MAJOR LLC,
a Delaware limited liability company

By:
Name:
Title:

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TENANT:

SCHOLASTIC INC., a New York corporation

By:
Name:
Title: